UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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HFF, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HFF, INC.

ONE VICTORY PARK

2323 VICTORY AVENUE, SUITE 1200

DALLAS, TEXAS 75219

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 24, 2018

Time:	8:00 a.m. Eastern Daylight Time

Place:	One International Place
100 Oliver Street, 40th Floor
Boston, MA 02110-2605

Purpose:

1.	To elect three Class III directors to the Company’s Board of Directors, each for a term of three years until their respective successors have been elected and qualified.

2.	To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

4.	To transact any other business that may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope.

You are entitled to vote if you were a stockholder at the close of business on April 17, 2018.

By Order of the Board of Directors,

Nancy O. Goodson	Pittsburgh, Pennsylvania
Chief Operating Officer and Secretary	April 25, 2018

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2018: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205281&p=proxy.

HFF, INC.

ONE VICTORY PARK

2323 VICTORY AVENUE, SUITE 1200

DALLAS, TEXAS 75219

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about April 30, 2018, to owners of shares of HFF, Inc. (“we,” “us” or the “Company”) Class A common stock in connection with the solicitation of proxies by the Board of Directors for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all common stockholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. The Annual Meeting will be held on May 24, 2018, at 8:00 a.m., Eastern Daylight Time, at One International Place, 100 Oliver Street, 40th Floor, Boston, Massachusetts 02110-2605. For directions to our Annual Meeting in order to vote in person, you may call our Investor Relations department at (713) 852-3500. Our principal executive offices are located at One Victory Park, 2323 Victory Avenue, Suite 1200, Dallas, Texas 75219. Our telephone number is (214) 265-0880.

SPECIAL NOTE REGARDING THE REGISTRANT

In connection with our initial public offering, we effected a reorganization of our business into a holding company holding the partnership interests in Holliday Fenoglio Fowler, L.P. and HFF Securities L.P. (together, the “Operating Partnerships”), held through the wholly owned subsidiary HFF Partnership Holdings, LLC, a Delaware limited liability company and all of the outstanding shares of Holliday GP Corp. (“Holliday GP”), the sole general partner of each of the Operating Partnerships. The transactions that occurred in connection with the initial public offering and reorganization are referred to as the “Reorganization Transactions.”

Unless the context otherwise requires, references to (1) “HFF Holdings” refer solely to HFF Holdings LLC, a Delaware limited liability company that was previously the holding company for our consolidated subsidiaries, and not to any of its subsidiaries, (2) “HFF LP” refer to Holliday Fenoglio Fowler, L.P., a Texas limited partnership, (3) “HFF Securities” refer to HFF Securities L.P., a Delaware limited partnership and registered broker-dealer, (4) “Holliday GP” refer to Holliday GP Corp., a Delaware corporation and the general partner of HFF LP and HFF Securities, (5) “HoldCo LLC” refer to HFF Partnership Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of HFF, Inc., (6) “Holdings Sub” refer to HFF LP Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of HFF Holdings, (7) “HFF Real Estate” refer to HFF Real Estate Limited, a company incorporated in England and Wales and (8) “HFF Securities Limited” refer to HFF Securities Limited, a company incorporated in England and Wales and registered with the Financial Conduct Authority (collectively, with HFF Real Estate, the “UK Subsidiaries” and, with HFF Securities, the “Securities Subsidiaries”). Except where specifically noted, references in this Proxy Statement to “the Company,” “we,” “our,” or “us” mean HFF, Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the Reorganization Transactions.

Our internet website is www.hfflp.com. The information on our internet website is not incorporated by reference in this Proxy Statement and is not part of the proxy soliciting materials.

2018 PROXY STATEMENT EXECUTIVE SUMMARY

This Executive Summary highlights information contained elsewhere in this Proxy Statement. This Executive Summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Date:	May 24, 2018

• Time:	8:00 a.m. Eastern Daylight Time

• Place:	One International Place, 100 Oliver Street, 40th Floor, Boston, Massachusetts 02110-2605

• Record date:	April 17, 2018

• Voting:	Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders at the Annual Meeting.

• Admission:	Only stockholders of record on the record date and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you please bring with you valid, government-issued photo identification.

Meeting Agenda and Voting Recommendations

	Board voting Recommendation	Page Reference (for more detail
Election of Class III directors for a three-year term	For each director nominee	12
Non-binding advisory vote to approve the compensation of the Company’s named executive officers	For	18

Ratification of Ernst & Young LLP as our independent public accounting firm for the 2018 fiscal year	For	19

Board Nominees

Name	Age	Principal Occupation	Year Became Director
Susan P. McGalla (a)(c)	53	Member of the Board of Directors of HFF, Inc., the Magee Research Institute and the council for the University of Pittsburgh Cancer Institute.	2009

Lenore M. Sullivan (b)(c)	60	Member of the Board of Directors of HFF, Inc., PotlatchDeltic Corp., RREEF America REIT II and RREEF Core Plus Industrial Fund, member of the investment advisory committee of the Employee Retirement System of Texas, the investment committee of the Austin Community Foundation, the advisory board of the Architecture School at the University of Texas at Austin, and the leadership committee of the Real Estate Finance and Investment Center at the McCombs School of Business at the University of Texas at Austin.	2007

Morgan K. O’Brien (a)(b)	58	President and Chief Executive Officer of Peoples Natural Gas, Inc., member of the Board of Directors of HFF, Inc. and Matthew International Corporation.	2012

(a)  Member of the Audit Committee

(b)  Member of the Compensation Committee

(c)  Member of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee and the Board have determined that each nominee for director possesses the experience and skills necessary to oversee the management of the Company in the interest of the Company and its stockholders, and meets the requirements set forth in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter. In addition, the Nominating and Corporate Governance Committee and the Board have determined that each nominee for director has a number of characteristics that qualify him or her to serve as a director, including professional background and experience, intangible attributes and exemplary Board attendance and participation. The Nominating and Corporate Governance Committee and the Board have also determined that each director has additional qualifications based on his or her positions and achievements, as described on pages 12-17.

Executive Compensation Advisory Vote (“Say-on-Pay” Vote)

We are asking our stockholders to cast an advisory vote to approve our named executive officer compensation for 2018. The Board recommends a FOR vote because it believes our compensation policies and practices effectively link pay and performance. See the Compensation Discussion and Analysis (“CD&A”) section beginning on page 23 for a discussion of important matters relating to our compensation practices and programs for our named executive officers. See page 18 for the advisory resolution to approve executive compensation.

Ratification of Ernst & Young LLP

We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year. Information concerning Ernst & Young LLP, including a summary of the fees earned by Ernst & Young LLP for services provided to us for 2017 and 2016, is set forth on page 58. See page 19 for the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accountants for the 2018 fiscal year.

2017 Business Highlights

In 2017, we saw increases in revenue and production volumes from their 2016 levels. Listed below are certain of our business highlights for the 2017 fiscal year:

•

Record full year revenues of $609.5 million for the year ended December 31, 2017, an increase of $92.1 million, or approximately 17.8%, compared to revenues of $517.4 million during the same period in 2016.

•	Net income for the year ended December 31, 2017 of $95.0 million, an increase of approximately $17.8 million, or 23.0%.

•

Adjusted EBITDA for the year ended December 31, 2017 was $163.5 million, which represents an increase of $29.9 million, or 22.4%, as compared to $133.6 million for the year ended December 31, 2016. Adjusted EBITDA is a non-GAAP measure. A reconciliation of net income attributable to controlling interest to Adjusted EBITDA, as well as a definition of Adjusted EBITDA, is included in Annex A to this Proxy Statement.

•

Overall production volumes for the year ended December 31, 2017 totaled approximately $96.1 billion on 2,357 transactions, representing a 17.1% increase in production volumes and a 7.1% increase in the number of transactions when compared to the production volumes of approximately $82.0 billion on 2,201 transactions for the comparable period in 2016.

2017 Compensation Determinations

The Company’s executive compensation program is structured to provide incentives to achieve Company financial objectives, provide long-term incentives for the executive officers and set compensation levels sufficiently competitive to retain and attract high-quality executives and to motivate them to contribute to the Company’s success. The payouts under the Company’s fiscal year 2017 compensation program reflect the Company’s solid performance.

2017 Compensation

The 2017 compensation of our named executive officers is set forth in the Summary Compensation Table beginning on page 35. The CD&A contains important information concerning our 2017 executive compensation program.

VOTING PROCEDURES

Your vote is very important.    Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Stockholders may vote by means of completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors.

Who can vote?    Stockholders of record as of the close of business on April 17, 2018 are entitled to vote. On that day, 39,102,820 shares of Class A common stock were outstanding and eligible to vote. Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders at the Annual Meeting. A list of stockholders eligible to vote will be available at the headquarters of HFF, Inc. located at One Victory Park, 2323 Victory Avenue, Suite 1200, Dallas, Texas 75219, beginning May 15, 2018. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board of Directors recommend I vote?    The Board of Directors recommends a vote “FOR” each Board of Directors nominee (Item 1), “FOR” the approval of the executive compensation resolution (Item 2) and “FOR” the ratification of the Board of Directors’ appointment of Ernst & Young LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 3).

What shares are included in the proxy card?    The proxy card represents all the shares of common stock registered to your account.

How do I vote by proxy?    Stockholders may vote by proxy by returning the proxy card through the mail. To vote, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the postage-paid envelope provided.

How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached.

Director elections (Item 1 on the proxy card) are determined by a majority vote in uncontested elections, meaning the votes validly cast for such nominee’s election exceeds the votes validly cast against such nominee’s election in such election, and abstentions and broker non-votes will not be counted as a vote cast either for or as withheld in such director’s election.

The affirmative vote of a majority of the eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon will constitute the stockholders’ non-binding approval with respect to the compensation of the Company’s named executive officers (Item 2 on the proxy card). The ratification of the appointment of our independent, registered public accounting firm (Item 3 on the proxy card) requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Because the advisory vote on the compensation of the Company’s named executive officers is an advisory vote, this vote is not binding on the Company. However, the Board of Directors and the Compensation Committee of the Board of Directors value the opinions expressed by the stockholders in their votes on this Item and therefore will take such votes into consideration when evaluating such matters.

When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the ratification of the appointment of independent, registered certified public accountants. On non-routine matters, such as the election of directors and the advisory vote on the compensation of the Company’s named executive officers, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote.

If no specific instructions are given by the stockholder of record, proxies which are signed and returned will be voted “FOR” the election of the Director nominees set forth in this proxy statement, “FOR” the advisory vote on the compensation of the Company’s named executive officers and “FOR” the proposal to ratify Ernst & Young LLP as the Company’s independent, registered certified public accountants.

Who will count the vote?    The Company’s transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by an Inspector of Elections.

Who is soliciting this proxy?    Solicitation of proxies is made on behalf of the Board of Directors. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, this Proxy Statement and the accompanying proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation. Proxies may be solicited by mail, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s Class A common stock.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors and its Committees.    The Board of Directors held seven meetings during 2017. All of the incumbent directors entitled to vote on matters coming before the Board of Directors in the aggregate attended at least 75% of the Board of Directors and assigned committee meetings.

Attendance at the Annual Meeting.    The Company strongly encourages each of its directors to attend its Annual Meeting of Stockholders. In 2017, all of the Company’s current directors attended the Annual Meeting of Stockholders.

Board Self-Assessment.    The Board of Directors conducts a self-assessment annually to consider the skills and experience of the Board as a whole, director independence and Board leadership structure. The self-assessment is an important tool to ensure that the Board of Directors has an appropriate level of expertise and leadership to fulfill its responsibilities.

Director Independence.    The Board of Directors has determined that the following directors are independent under the independence standards promulgated by the New York Stock Exchange (“NYSE”): Deborah H. McAneny, Susan P. McGalla, George L. Miles, Jr., Lenore M. Sullivan, Steven E. Wheeler and Morgan K. O’Brien. In making its determinations regarding director and director nominee independence, the Board of Directors considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s or director nominee’s service as a director;

•	transactions between the Company, on the one hand, and the directors and director nominees and their respective affiliates, on the other hand;

•	transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant;
•	stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors and director nominees with respect to common involvement with for-profit and non-profit organizations.

For a portion of 2017, Ms. McAneny’s son was employed by the Company and did not serve as an executive officer. Her son’s compensation and other terms of employment were determined on a basis consistent with the Company’s human resources policies. Based on the foregoing, the Board of Directors determined the relationship did not preclude a finding of independence for Ms. McAneny.

The independent directors of the Company meet periodically at regularly scheduled executive sessions without the non-independent directors. Ms. McAneny serves as the presiding director of such meetings.

Board Leadership.    Each of Mark D. Gibson, the Company’s Chief Executive Officer, and Joe B. Thornton, Jr., the Company’s President, is a capital markets advisor of the Operating Partnerships and serves as Vice Chairman of the Board of Directors. Mr. Thornton also serves as Managing Member of the Operating Partnerships. Ms. McAneny serves as lead independent director. The role of lead independent director is to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board of Directors may determine.

The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having Mr. Gibson and Mr. Thornton serve as Vice Chairmen of the Board of Directors because of the leadership and direction this structure gives the Board of Directors and both the Company’s and the Operating Partnerships’ management. Because Messrs. Gibson and Thornton are heavily involved in the day-to-day operations of the Company and the Operating Partnerships, the Board of Directors believes that this structure promotes a clearer focus for the execution of the Company’s and the Operating Partnerships’ strategic initiatives and business plans, all of which are approved by the Board of Directors. Moreover, the Board of Directors believes that its other structural features, including a majority of independent directors, regular meetings of the non-management directors in executive session, key committees consisting wholly of independent directors and a lead independent director, provide substantial independent oversight of the Company’s and the Operating Partnerships’

management. However, the Board of Directors recognizes that, depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Committees of the Board of Directors.    The Board of Directors has established three standing committees. The following table describes the current members of each of the committees and the number of meetings held during fiscal year 2017:

Director	Board	Audit	Compensation	Nominating and Corporate Governance
Mark D. Gibson	✓
Deborah H. McAneny	✓		✓	CHAIR
Susan P. McGalla	✓	✓		✓
George L. Miles, Jr.	✓	CHAIR	✓
Morgan K. O’Brien	✓	✓	✓
Lenore M. Sullivan	✓		CHAIR	✓
Joe B. Thornton, Jr.	✓
Steven E. Wheeler	✓	✓		✓
Number of Meetings	7	5	5	4

Audit Committee — The Audit Committee is responsible for, among other things, directly appointing, retaining, evaluating, compensating and terminating our independent, registered public accounting firm; discussing with our independent, registered public accounting firm their independence from management; reviewing with our independent, registered public accounting firm the scope and results of their audit; pre-approving all audit and permissible non-audit services to be performed by the independent, registered public accounting firm; overseeing the financial reporting process and discussing with management and our independent, registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission; and reviewing and monitoring our accounting principles, policies and financial and accounting controls. The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is publicly available at www.hfflp.com on the “Investor Relations” page. The Board of Directors has determined that each of Messrs. Miles, Wheeler and O’Brien and Ms. McGalla is independent under the listing standards promulgated by the NYSE and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Miles qualifies as an Audit

Committee “financial expert” as that term is defined by applicable securities laws and Securities and Exchange Commission regulations and has designated him as the Audit Committee’s financial expert.

Compensation Committee — The Compensation Committee is responsible for, among other things, reviewing and recommending director compensation policies to the Board of Directors; making recommendations, at least annually, to the Board of Directors regarding our policies relating to the amounts and terms of all compensation of our executive officers; and administering and discharging the authority of the Board of Directors with respect to our equity plans. For further information regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, refer to the discussion under the heading “Compensation Discussion and Analysis” in this Proxy Statement. A copy of the Compensation Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page. The Board of Directors has determined that each of Ms. Sullivan and McAneny and Messrs. Miles and O’Brien is independent under the listing standards of the NYSE, and each member is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Code.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee is responsible for, among other things, selecting potential candidates to be nominated for election to the Board of Directors; recommending potential candidates for election to the Board of Directors; reviewing corporate governance matters; reviewing the Board of Directors’ annual self-assessment; and making recommendations to the Board of Directors concerning the structure and membership of other Board of Directors committees. The Nominating and Corporate Governance Committee considers a range of criteria when selecting potential candidates to be nominated for election to the Board of Directors. Candidates for the Board of Directors should possess the education, skills and experience needed to make a significant contribution to the Board of Directors. In evaluating candidates for the Board of Directors, the Nominating and Governance Committee will evaluate a candidate’s management and leadership experience, business acumen, integrity, professionalism and other relevant characteristics. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee and the Board of Directors believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Nominating and Corporate Governance Committee desires to maintain the Board of Directors’ diversity through the consideration of factors such as gender, education, skills and relevant professional and industry experience. The Nominating and Corporate Governance Committee does not intend to nominate representational directors but instead considers each candidate’s credentials in the context of these standards and the characteristics of the Board of Directors in its entirety. A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page. The Board of Directors has determined that each of Ms. McAneny, McGalla and Sullivan and Mr. Wheeler is independent under the listing standards of the NYSE.

Director Emeritus.    John P. Fowler, who served prior to May 2012 as a Class III director and a Vice Chairman of the Board of Directors, currently serves as Director Emeritus so that the Board of Directors can continue to benefit from his judgment and experience. Mr. Fowler is invited to attend meetings of the Board of Directors and to participate in the discussion of matters that come before the Board of Directors, but does not vote on such matters. Mr. Fowler does not receive any compensation for his service as Director Emeritus. Mr. Fowler also continues to serve the Company as an executive managing director of HFF LP.

Resignation of Class I Director.    John H. Pelusi, Jr. resigned from the Board of Directors effective as of April 1, 2014, leaving a vacancy on the Board of Directors. Unless or until this vacancy is filled, the Board of Directors will consist of eight directors.

Stockholder Communications.    Stockholders and other parties interested in communicating directly with any of the individuals who are directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, HFF, Inc., One Victory Park, 2323 Victory Avenue, Suite 1200, Dallas, Texas 75219. The Company’s policy is to deliver such communications directly to the Board of Directors.

Code of Conduct and Ethics and Corporate Governance Guidelines.    The Board of Directors is committed to ethical business practices and has adopted a Code of Conduct and Ethics. This Code applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of the Securities and Exchange Commission regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. The Company’s Code of Conduct and Ethics, as well as the Company’s Corporate Governance Guidelines, is posted on the Company’s website at www.hfflp.com on the “Investor Relations” page.

Majority Voting Standard and Director Resignation Policy.    In 2015, the Board of Directors adopted a policy regarding the election of directors in uncontested director elections. The policy (the “Director Resignation Policy”) imposes an updated voting standard for uncontested director elections from a plurality standard to a majority standard. The majority voting standard raises the standard for election to the Board of Directors by requiring affirmative votes from a majority of the votes cast in an uncontested election. In connection with the majority voting standard, the Director Resignation Policy requires candidates for the Board of Directors to tender, promptly following the annual meeting at which they receive a greater number of votes “withheld” from his or her election than votes “for” such election, to submit an irrevocable resignations that will be effective upon acceptance by the Board of Directors. The Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, will evaluate any tendered resignation in the best interests of the Company and its stockholders. If such resignation is rejected, the Board will publicly disclose its decision, together with the rationale supporting its decision, in an appropriate filing with the Securities and Exchange Commission within 90 days after certification of the election results. Under the Director Resignation Policy, in a contested election, the plurality voting standard would still apply. An election of directors will be considered “uncontested” if, as of the record date for the applicable meeting of stockholders, the number of director nominees is equal to or less than the number of directors to be elected. All other elections of directors will be considered “contested.”

Risk Oversight.    The Company faces a number of risks, including market risks, credit risk, liquidity risk, reputational risk, operational risk and risks from adverse fluctuations in interest rates and inflation and/or deflation. Management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors periodically consults with management regarding the Company’s risks. In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Compensation.    We do not provide director compensation to directors who are also our employees. In 2017, each non-employee director was paid a base annual cash retainer of $60,000, and the lead independent director, Ms. McAneny, was paid an additional annual retainer of $15,000. In 2017, the chair of the Audit Committee received an additional annual retainer of $15,000, the chair of the Compensation Committee received an additional annual retainer of $15,000 and the chair of the

Nominating and Corporate Governance Committee received an additional annual retainer of $7,500.

Non-employee directors also receive an annual grant of restricted stock units (“RSUs”) based on the market value of the Company’s Class A common stock. In 2017, the non-employee directors received grants of RSUs with a grant date fair value of $75,000. The Company prohibits its directors, officers and employees from engaging in hedging or pledging transactions involving our stock. Additional information on director compensation can be found on page 50 in this Proxy Statement.

Certain Relationships and Related Transactions.    We have a policy that the Board of Directors or a committee designated by the Board of Directors review any transaction in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related party has a direct or indirect material interest in the transaction. Upon determining that a related party has a direct or indirect material interest in the transaction, the Board of Directors, or a committee designated by the Board of Directors, then must approve or ratify any such related party transaction. In determining whether to approve or ratify a related party transaction, the Board of Directors, or a committee designated by the Board of Directors, will take into account whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction, as well as any other factors the Board of Directors, or a committee designated by the Board of Directors, deems appropriate. This policy has been stated orally and is complimented by the written conflict of interest policy in our Code of Conduct and Ethics. From time to time, the Company may have employees who are related to our executive officers or directors. As noted in the discussion above in “Director Independence,” for a portion of 2017, Ms. McAneny’s son was employed by the Company. He was an analyst in the Company’s Boston office and was not an executive officer of the Company. Since the beginning of 2015, he received compensation in excess of $120,000. The compensation and other terms of employment of Ms. McAneny’s son were determined on a basis consistent with the Company’s human resources policies.

Compensation Committee Interlocks and Insider Participation.    During 2017, no member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. As discussed above, for a portion of 2017, Ms. McAneny’s son was employed by the Company. He was an analyst in the Company’s Boston office and was not an executive officer of the Company. Since the beginning of 2015, he received compensation in excess of $120,000.

Submission of Director Nominations.    The Nominating and Corporate Governance Committee will consider director nominees submitted by stockholders to the Board of Directors in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. Those procedures require a stockholder to deliver notice to the Company’s Secretary or Assistant Secretary at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, except that in the case where the size of the Board of Directors is increased without public announcement at least 80 days prior to the first anniversary of the preceding year’s annual meeting, such notice shall be considered timely if made no later than the close of business on the tenth day following the public announcement of such by the Company (provided that if no public announcement is made at least 10 days before the meeting, such notice is not required). Such notice must be in writing and must include (i) the name and address of the nominating stockholder, as they appear on the Company’s books, (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by the nominating stockholder, (iii) certain representations, (iv) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iv) any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of directors. Finally, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. Candidates for the Board of Directors are evaluated through a process that may include background and reference checks, personal interviews with members of the Nominating and Corporate Governance Committee and a review of the candidate’s qualifications and other relevant characteristics. Candidates recommended by the stockholders of the Company are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by the Company’s directors, officers, third party search firms or other sources. However, through its own resources, the Nominating and Corporate Governance Committee expects to be able to identify an ample number of qualified candidates.

ELECTION OF DIRECTORS

(ITEM 1 ON PROXY CARD)

The Company’s directors are divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws allow the Board of Directors to set the number of directors on the Board of Directors. The Board of Directors currently consists of eight directors. Under Delaware law and the Company’s Amended and Restated Bylaws, the Company may increase the number of directors during the year and appoint additional directors to fill vacancies so created if it chooses to do so.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the Class III directors will expire at the Annual Meeting. The other directors will remain in office for the remainder of their respective terms, as indicated below.

Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has recommended the three nominees below, each of whom is currently a Class III director of the Company. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 11 under the heading “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

The persons named on the accompanying form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board of Directors does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board of Directors.

The Board of Directors believes that each of the directors and nominees for director listed below has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors. In addition, each of the directors and nominees for director has exhibited during his or her prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way. Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and commercial real estate industry experience.

Set forth below is information regarding each nominee for Class III director, as well as each Class I and Class II director (each of whose term will continue after the Annual Meeting), including their ages, years of service as directors, business experience and service on other boards of directors during at least the last five years, as well as certain specific experiences, qualifications and skills that led to the Board of Directors’ conclusion that each of the directors and nominees for director listed below should continue to serve as a director.

NOMINEES FOR CLASS III DIRECTORS

Susan P. McGalla.  Ms. McGalla became a director of HFF, Inc. in October 2009. Ms. McGalla was most recently the Vice President of Business Strategy and Creative Development for the Pittsburgh Steelers Football Club. Prior to assuming that role, she founded P3 Executive Consulting, LLC. P3 offered comprehensive consulting services to clients within and outside of the specialty retail industry. Services included branding, marketing, product merchandising and omni-channel execution to strategy, talent management and operational P&L efficiencies. From January 2011, to July 2012, Ms. McGalla was chief executive officer of The Wet Seal, Inc. Ms. McGalla was brought in to that position to reinvent and grow two brands, Wet Seal and Arden B. From 2009 to 2011, Ms. McGalla worked as a consultant within the specialty retail landscape. Prior to her consulting role, Ms. McGalla was the President and Chief Merchandising Officer at American Eagle Outfitters, Inc. (“AEO”) from March 2003 to January 2009. In that role, she had a $3 billion responsibility for the performance, business development and all creative aspects of the AE Brand, aerie, Martin and Osa, and 77kids. With over 14 years total in various leadership roles within AEO, Ms. McGalla contributed to industry revenue and profit growth, growing revenues from $340 million to over $3 billion. She was responsible for portfolio expansion from one brand to four brands, and in 2008, revenues of $3 billion, net income of $400 million with over 1,000 stores and 28,000 employees. Prior to AEO, Ms. McGalla held merchandising management positions at Joseph Horne Company from June 1986 to June 1994. Ms. McGalla presently serves on the board of directors of the Magee Research Institute, the council for the University of Pittsburgh Cancer Institute, the advisory board of The Energy Network and was formerly on the executive committee and board of directors for the Allegheny Conference on Community Development. Ms. McGalla earned her B.A. from Mount Union College. Ms. McGalla’s executive positions provide her with both leadership skills and comprehensive experience in accounting, finance and corporate governance matters, which she utilizes as a director and a member of the Company’s Audit and Nominating and Corporate Governance Committees. Age: 53

Lenore M. Sullivan.  Ms. Sullivan became a director on the Board of Directors of HFF, Inc. in January 2007. Ms. Sullivan presently serves on the board of directors of PotlatchDeltic Corp., RREEF America REIT II and RREEF Core Plus Industrial Fund. From June 2015 through February 2018, Ms. Sullivan served on the board of directors of Deltic Timber Corporation, a predecessor of PotlatchDeltic Corp. From 2007 to 2009, Ms. Sullivan was a partner with Perella Weinberg Partners, serving as portfolio manager for the firm’s Agility Real Return Assets Fund. Ms. Sullivan served as the associate director for the Real Estate and Finance and Investment Center at the University of Texas at Austin from 2002 through 2007. From 2000 to 2002, she was vice president of Hunt Private Equity Group, Inc., and from 1992 to 2000 she was the president and co-owner of Stonegate Advisors, an investment banking firm. Ms. Sullivan previously served on the board of directors of Parkway Properties, Inc., where she sat on the compensation committee and chaired the governance and nominating committee. Ms. Sullivan presently serves as a member of the Investment Advisory Committee to the board of trustees of the Employee Retirement System of Texas. She also sits on the investment committee to the board of trustees of the Austin Community Foundation. She is a member of the Architecture School advisory board and the Leadership Committee of the Real Estate Finance and Investment Center at the McCombs School of Business at the University of Texas at Austin, and a charter investor in the Texas Women Ventures Fund. Ms. Sullivan has also served as a member of the advisory board of directors of Capstone Partners and as a full member of the Urban Land Institute and the Pension Real Estate Association. Ms. Sullivan graduated cum laude from Smith College with a degree in economics and government and a minor in urban studies. She holds a M.B.A. from Harvard Business School. Ms. Sullivan holds a Masters Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Ms. Sullivan brings to the Board of Directors extensive knowledge of real estate financing and related capital markets. In addition, her experience on the board of directors of a public company provides her with valuable corporate governance and leadership insights used in her role on the Company’s Compensation and Nominating and Corporate Governance Committees. Age: 60

Morgan K. O’Brien.  Mr. O’Brien became a director of HFF, Inc. in October 2012. Mr. O’Brien has been the president and chief executive officer of Peoples Natural Gas, Inc., a natural gas company, since 2010. He is also currently a director of Matthews International Corporation, a publicly-held designer, manufacturer and marketer of memorialization products and brand solutions, the Leukemia & Lymphoma Society, Boy Scouts of

Greater Pittsburgh, United Way of Allegheny County, Pittsburgh Cultural Trust and American Gas Association. Between 2001 and 2010, Mr. O’Brien was president and chief executive officer of Duquesne Light Company, an electric energy provider. Prior to this position, he was chief operating officer, chief financial officer, vice president and controller of Duquesne Light Company from 1991 to 2001. Mr. O’Brien received a B.S. in Accounting and M.S. in Taxation from Robert Morris University. The Board expects to draw on Mr. O’Brien’s financial knowledge as he serves as a member of the Audit and Compensation Committees. Age: 58

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

INCUMBENT CLASS I DIRECTORS — TO CONTINUE IN OFFICE FOR

TERMS EXPIRING IN 2019

Deborah H. McAneny.  Ms. McAneny became a director of HFF, Inc. in January 2007. Ms. McAneny previously served as the chief operating officer of Benchmark Assisted Living, LLC from 2007 to 2009. Prior to this, Ms. McAneny was employed at John Hancock Financial Services for 20 years, including as executive vice president for Structured and Alternative Investments and a member of its policy committee from 2002 to 2004, as senior vice president for John Hancock’s Real Estate Investment Group from 2000 to 2002 and as a vice president of the Real Estate Investment Group from 1997 to 2000. Ms. McAneny presently serves as a member of the board of directors of RREEF Property Trust, Inc.; board of directors of RREEF America REIT II; board of directors of THL Credit, Inc.; board of directors of KKR Real Estate Finance Trust, Inc.; board of advisors of Benchmark Senior Living, LLC; and board of directors of the University of Vermont Foundation, and was formerly a member of the board of directors of KKR Financial Holdings, LLC, trustee of the University of Vermont and president of the Commercial Mortgage Securities Association. She received a B.S. from the University of Vermont. Ms. McAneny holds a Masters Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Ms. McAneny brings to the Board of Directors valuable experience in the real estate investment sector. In addition, the Board expects to utilize Ms. McAneny’s governance experience through her service as lead independent director, Chairman of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. Age: 59

Steven E. Wheeler.  Mr. Wheeler became a director of HFF, Inc. in March 2010. He has been the president of Wheeler & Co., LLC, a private investment firm, since 1997. He is currently a director of Anika Therapeutics, Inc., a publicly held medical device company. During the past five years, Mr. Wheeler also served as a member of the board of directors of Bariston Partners, LLC, a private equity investment firm and PingTone Communications, Inc., a privately head VOIP telephone services provider. Between 1997 and 2011, he was a principal of Hall Properties, Inc., a real estate investment and consulting firm. Between 1993 and February 1996, he was managing director and a director of Copley Real Estate Advisors and president, chief executive officer and a director of Copley Properties, Inc., a publicly traded real estate investment trust. He was the chairman and chief executive officer of Hancock Realty Investors, which managed an equity real estate portfolio, from 1991 to February 1993. Prior to this position, he was an executive vice president of Bank of New England Corporation from 1990 to 1991. Mr. Wheeler received a B.S. in Engineering Science from the University of Virginia, an M.S. in Nuclear Engineering from the University of Michigan and an M.B.A. from the Harvard Business School. Through his past and present experience on the boards of directors of various other companies, both public and private, Mr. Wheeler has developed strong leadership skills and valuable experience in corporate governance, which he utilizes in his roles on the Company’s Audit and Nominating and Corporate Governance Committees. In addition, his prior experience in executive positions at real estate investment companies gives him insight into the issues faced by the Company and the markets in which it operates. Age: 71

INCUMBENT CLASS II DIRECTORS — TO CONTINUE IN OFFICE FOR

TERMS EXPIRING IN 2020

Mark D. Gibson.  Mr. Gibson became a director and Vice Chairman of HFF, Inc. in November 2006 and effective April 1, 2014, he became the Chief Executive Officer of HFF, Inc. Mr. Gibson is one of our founding partners having joined our predecessor firm, Holliday Fenoglio & Company, in 1984. Since 2003, Mr. Gibson has held the positions of executive managing director of HFF LP and member of the operating committee of HFF Holdings. Additionally, Mr. Gibson has served as a member of the HFF LP executive committee since 2010. From 1993 to 2010, Mr. Gibson served as co-head of the Company’s Dallas office. Mr. Gibson is a trustee for the Urban Land Institute (ULI), a member of ULI’s Executive Committee and a member of ULI’s IOPC Gold Council; member and former program chair of the Association of Foreign Investors in Real Estate (AFIRE); member and former chairman of the University of Texas Real Estate Finance and Investment Center and member of its Executive Committee; member of the board of visitors at UT Southwestern University Hospitals and Clinics and member of UTSW Foundation; member of the McCombs School of Business Advisory Council at The University of Texas at Austin; advisory board member of Baylor Health Care System Foundation; trustee and member of the International Council of Shopping Centers (ICSC); and a member of World Presidents’ Organization. Mr. Gibson graduated in 1981 from the University of Texas at Austin with a B.B.A. in Finance. Mr. Gibson’s history with the Company allows him to bring to the board of directors a deep knowledge of the Company’s and the Operating Partnerships’ development and operations. In addition, Mr. Gibson’s experience with various real estate industry professional associations and role within the Operating Partnerships provides the board with valuable insight into the issues and market developments facing the real estate industry as a whole. Age: 59

George L. Miles, Jr.  Mr. Miles became a director of HFF, Inc. in January 2007. Mr. Miles is the former Chairman Emeritus of the Chester Group, a leading water/waste water, facility design build, scientific research and management company. Mr. Miles served as president and chief executive officer of WQED Multimedia, the public broadcaster in southwestern Pennsylvania, until his retirement in 2010. He joined WQED in 1994 after serving ten years as executive vice president and chief operating officer of WNET/Thirteen in New York. Prior to that, he held executive positions at KDKA, Pittsburgh; WPCQ, Charlotte; the Westinghouse Television Group; and WBZ-TV, Boston. Earlier in Mr. Miles’ career he was a contract auditor at the U.S. Department of Defense and a manager at Touche Ross & Co. Mr. Miles has served as a member on the board of directors of American International Group, Inc. (AIG) (retired 2017); Harley Davidson, Inc. (retired 2017); the University of Pittsburgh (Trustee Emeritus); Mt. Ararat Community Center and Ringling College of Art & Design. He is the former Chairman of the Association for America’s Public Television Stations and the Urban League of Pittsburgh, Inc. He earned his B.A. degree from Seton Hall University and his M.B.A. from Fairleigh Dickinson University. Through Mr. Miles’ extensive executive and directorship experience, he brings to the Board of Directors strong financial and leadership expertise, which he implements, in part, in his roles as Chairman of the Company’s Audit Committee and a member of the Compensation Committee. Age: 76

Joe B. Thornton, Jr.  Mr. Thornton became a director and a Vice Chairman of HFF, Inc. in November 2006 and effective April 1, 2014, he assumed the role of President of HFF, Inc. and Managing Member of HFF LP and HFF Securities, the Operating Partnerships. He is also currently an executive managing director of HFF LP. Mr. Thornton has served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to the present. Mr. Thornton also served as co-head of the Company’s Dallas office from 2003 to 2010. He has been a member of the operating committee of HFF Holdings since 2003. Mr. Thornton joined HFF LP’s predecessor firm, Holliday Fenoglio, Inc., in March 1992. He has held several senior positions with the firm, including board member and principal. Prior to his employment with us, he was a senior vice president of The Joyner Mortgage Company, Inc., where he was responsible for the origination of commercial mortgage and equity transactions, and a senior accountant with the Audit Division of Peat Marwick Mitchell & Co. Mr. Thornton is a licensed Real Estate Salesman in the State of Texas. Mr. Thornton serves as a member of the Commercial Real Estate/Multifamily Finance Board of Governors and is an Executive Council Member and member of the Leadership Committee of UT Real Estate Finance & Investment Center. Mr. Thornton graduated from the University of Texas at Austin with a B.B.A. in Accounting in 1982. Mr. Thornton brings to the Board of Directors his extensive experience with the Company, which gives him an in-depth knowledge of the Company, its history and its businesses. Mr. Thornton’s role within the Operating Partnerships also provides the Board of Directors with a broad awareness of the commercial real estate markets. Age: 57

ADVISORY VOTE TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(ITEM 2 ON PROXY CARD)

As required by Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote to approve named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion beginning on page 23 of this Proxy Statement.

In connection with setting the compensation for Mark D. Gibson, Chief Executive Officer (“CEO”), Gregory Conley, Chief Financial Officer (“CFO”), Joe B. Thornton, Jr., President, Matthew D. Lawton, Executive Managing Director and Michael J. Tepedino, Executive Managing Director (collectively with the CEO and CFO, the “named executive officers” or “NEOs”), the Company has adopted the philosophy set forth in the Mission and Vision Statement of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. The Compensation Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers to retain and motivate them to contribute to the Company’s long-term success; and

•	set compensation levels sufficiently competitive to retain and attract high quality executives and to motivate them to contribute to the Company’s success.

The Compensation Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its NEOs should include both cash- and stock-based compensation. See “Compensation Discussion and Analysis — Compensation Philosophy — Mission and Vision Statement” for further details on the Company’s compensation philosophy.

For a more detailed description of the Company’s financial results for fiscal year 2017, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The Company believes that its executive compensation program has played an essential role in its continuing financial success by aligning the long-term interests of its NEOs with the long-term interests of its stockholders.

The Company is asking our stockholders to cast an advisory vote to approve our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Board of Directors encourages the Company’s stockholders to approve the following advisory resolution to approve our named executive compensation:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders, is hereby approved on an advisory basis.”

As an advisory vote, this vote is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this item and therefore will take such vote into consideration when evaluating the Company’s compensation programs and practices applicable to the NEOs. The Company holds this vote annually and the next vote will be held at the Company’s annual meeting of stockholders in 2019.

The Board of Directors recommends a vote “FOR” the approval of the non-binding advisory resolution approving the compensation of the Company’s NEOs.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

(ITEM 3 ON PROXY CARD)

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent, registered certified public accountants to audit and report upon the financial statements of the Company for the 2018 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

Although the submission to stockholders of the appointment of Ernst & Young LLP is not required by law or the Company’s amended and restated bylaws, the Audit Committee believes it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent, registered certified public accountants for the 2018 fiscal year.

SUBMISSION OF STOCKHOLDER PROPOSALS

The next stockholder meeting will be held on or about May 23, 2019. Stockholders wishing to have a proposal included in the Board of Directors’ 2019 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than December 26, 2018, which is 120 days prior to the first anniversary of the date this Proxy Statement was released to stockholders. The notice must describe various matters regarding the nominee or proposed business. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, pursuant to the Company’s amended and restated bylaws, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s proposal, such proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement. Notices of intention to present proposals at the 2019 Annual Meeting should be addressed to the Chief Operating Officer and Secretary of HFF, Inc., One Victory Park, 2323 Victory Avenue, Suite 1200, Dallas Texas 75219. For further information regarding the submission of director nominations, see “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for pre-approving both audit and non-audit engagements with the independent accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors of HFF, Inc. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee and the Chairman of the Audit Committee have met with management during fiscal year 2017 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent, registered certified public accountants during that time period, Ernst & Young LLP. The Audit Committee also discussed with senior management and Ernst & Young LLP the Company’s disclosure controls and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017 with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee reviewed and has discussed with Ernst & Young LLP their independence, including the compatibility of non-audit services performed with the accountant’s independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Audit Committee has met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed the firm of Ernst & Young LLP, independent, registered certified public accountants, as independent accountants to audit and report upon the Company’s financial statements for the fiscal year ending December 31, 2018. The Company is requesting stockholder ratification of the appointment of Ernst & Young LLP. In appointing Ernst & Young LLP as the Company’s auditors for fiscal year 2018, the Audit Committee has considered whether Ernst & Young LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE

George L. Miles, Jr., Committee Chairman

Susan P. McGalla

Morgan K. O’Brien

Steven E. Wheeler

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs for the NEOs during fiscal year 2017, together with a description of the material factors underlying the decisions which resulted in the 2017 compensation provided to the Company’s NEOs, as presented in the tables that follow this CD&A. The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Executive Summary

This Executive Summary highlights certain information contained within the CD&A. This Executive Summary does not include all of the information included within the CD&A, which you should read in its entirety for a more detailed and complete discussion and analysis of our executive compensation program and the compensation decisions relating to our named executive officers.

HFF, Inc. is, based on transaction volume, one of the leading providers of commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate industry and one of the largest full-service commercial real estate financial intermediaries in the United States. With a history of performance spanning more than 30 years, we offer services of more than 1,009 experienced industry professionals including approximately 385 capital markets advisors operating out of 26 offices worldwide. Our goal is to always put the client’s interest ahead of the Firm and every individual within the Firm. We endeavor to strategically grow to achieve our objectives of becoming the best and most dominant “one-stop” commercial real estate and capital markets intermediary offering a variety of transaction services.

Named Executive Officers of the Company in 2017

The following is a list of our named executive officers by name and position, as of December 31, 2017.

Name	Position
Mark D. Gibson	Chief Executive Officer
Gregory R. Conley	Chief Financial Officer
Joe B. Thornton, Jr.	President
Matthew D. Lawton	Executive Managing Director
Michael J. Tepedino	Executive Managing Director

2017 Business Highlights

In 2017, the Company delivered year-over-year increases in revenue and production volumes from 2016 levels. Listed below are certain of our business highlights for the 2017 fiscal year:

	2017	2016	Change (%)
Revenue	$609.5 million	$517.4 million	17.8%
Net Income	$95.0 million	$77.2 million	23.0%
Adjusted EBITDA(1)	$163.5 million	$133.6 million	22.4%
Overall Production Volumes	$96.1 billion	$82.0 billion	17.1%
Number of Transactions	2,357	2,201	7.1%

(1)	Adjusted EBITDA is a non-GAAP measure. A reconciliation of net income to Adjusted EBITDA, as well as a definition of Adjusted EBITDA, is included in Annex A to this Proxy Statement.

Our Executive Compensation Program and Strong Governance Approach

Embedded in our Mission Statement is our goal to hire and retain associates who have the highest ethical standards and the best reputations in the industry to preserve our culture of integrity, trust and respect and to promote and encourage teamwork to ensure our clients have the “best team on the field” for each transaction. Simply stated, without the best people, we cannot be the best Company. To ensure that we achieve our goals and aspirations, and provide outstanding results for our clients and stockholders, we must maintain a flexible compensation and ownership package to appropriately recognize and reward our existing and future associates who profoundly contribute to our success through their value-added performance. The ability to reward extraordinary performance is essential in providing superior results for our clients while appropriately aligning our interests with those of our stockholders.

The Company’s executive compensation program is designed to motivate our NEOs to create value for our stockholders. To achieve this objective, our incentive programs use a mix of cash and stock incentive awards, which we believe allows us to attract and retain highly-qualified executives while aligning our executive compensation with the Company’s financial performance. Inherent in our compensation design is a strong emphasis on performance-based compensation. The Company uses a balanced approach of short-term incentives tied to achievement of annual Company financial objectives and long-term incentives that focus executive officers on stockholder value creation. The payouts under the Company’s fiscal year 2017 compensation program reflect the Company’s strong performance.

Our compensation program and policies are closely reviewed by our Compensation Committee to ensure that our programs align with our core principles and Mission Statement. We examine best practices in governance and executive compensation including key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights some of our compensation practices:

Pay Practices We Follow . . .	Pay Practices We Avoid . . .

✓ Pay for performance

✓ Tie significant levels of compensation to key

     corporate and individual goals that are challenging

✓ Robust Clawback Policy

✓ Rigorous Stock Ownership Guidelines for the

     CEO and non-employee directors

✓ Employ an Independent Consultant who reports

     directly to the Compensation Committee

✓ Mitigate undue risk in compensation programs

✗ No guaranteed annual or multi-year bonuses

✗ No repricing of underwater stock options

✗ No significant compensation in the form of

     perquisites for executives

✗ No gross-up payments to cover excise taxes

✗ No hedging or pledging of HFF stock

✗ No accelerated vesting of equity awards solely

     in connection with change in control

Our 2017 Say-on-Pay and Say-on-Frequency Results

The Board of Directors is committed to understanding the views of our stockholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2017, our stockholders approved our executives’ compensation by a vote of 98.5%. The Committee considered these strong voting results to be a sign of support from our stockholders and decided not to make any material changes to our executive compensation programs. In 2017, our stockholders also supported a frequency of “one year” for holding future advisory votes to approve our executives’ compensation, consistent with the recommendation of the Board of Directors. As a result, the Committee will continue to review our compensation programs each year in light of the annual “say-on-pay” and “say-on-frequency” voting results and stockholder feedback.

Role of the Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is currently composed of four non-employee directors, all of whom are independent directors under the listing standards of the New York Stock Exchange and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. Meetings are held at least twice per year (and more often as necessary) to discuss and review the compensation of the NEOs. The Committee annually reviews and approves the compensation of the CEO, and also reviews and approves the compensation of the other NEOs after considering the recommendations of the CEO. In establishing and reviewing compensation for the NEOs, the Committee considers, among other things, the financial results of the Company, recommendations of management and compensation data for comparable companies.

The Committee operates under a written charter originally adopted by the Board of Directors on January 30, 2007 and last amended on May 23, 2013. A copy of this charter is posted on the Company’s website at www.hfflp.com on the “Investor Relations” page.

Role of the Compensation Consultant

Since 2009, the Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant, to provide advice on executive compensation matters. All services provided by consultants to the Committee are conducted under the direction or authority of the Committee, and all work performed by compensation consultants must be pre-approved by the Committee.

The Compensation Committee annually assesses the independence of FW Cook pursuant to SEC Rules and NYSE Listing Standards and in light of such rules has determined that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee. In making this assessment, the Compensation Committee considered all factors relevant to FW Cook’s independence, including but not limited to each of the factors set forth by the SEC and the NYSE with respect to the compensation consultant’s independence.

Compensation Philosophy — Mission and Vision Statement

In connection with setting the compensation for executive officers, the Company has adopted the philosophy set forth in the Mission and Vision Statement (see below) of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. We believe this Mission and Vision Statement is critical to our continued success. The foundation of our Mission and Vision Statement is based on the concept that a client’s interest must be placed ahead of ours or any individual’s working for us. Our goal is to hire and retain associates throughout the entire organization who have the highest ethical standards with the finest reputation in the industry to preserve our culture of integrity, trust and respect. We endeavor to promote and encourage teamwork to ensure our clients have the best team on each transaction. Without the best people, we believe we cannot be the best firm and achieve superior results for our clients.

To enable us to achieve our goals, we believe that we must maintain a flexible compensation structure, including equity-based compensation awards, to appropriately recognize and reward our existing and future associates who profoundly affect our future success. We believe the ability to reward superior performance is essential if we want to provide superior results for our clients.

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers to retain and motivate them to contribute to the Company’s long-term success; and

•	set compensation levels sufficiently competitive to retain and attract high quality executives and to motivate them to contribute to the Company’s success.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its executive officers should include both cash- and stock-based compensation. However, the Committee does not rely on any policy or formula in determining the appropriate mix of cash and equity compensation, nor does it rely on any policy or formula in allocating long-term compensation to different forms of awards.

Given Messrs. Gibson, Thornton, Lawton and Tepedino’s unique roles as both executive officers of the Company and capital markets advisors of HFF LP, the Company’s executive compensation program operates in conjunction with the Company’s overall compensation system, which is intended to ensure significant and direct emphasis on annual production, to maintain and honor our partnership culture, to continue the alignment of employee, management and stockholder interests through our profit participation bonus plans and to enhance our succession plans for future leadership of the Company.

Setting Executive Compensation

In making compensation decisions, the Committee considers the recommendations of management and its independent consultant. The Committee also considers corporate and executive performance, an executive’s level of experience and responsibility, an executive’s current compensation level and historical compensation practices. In addition, the Committee may consider market data for comparable companies. The Committee does not attempt to maintain or target a specific percentile with respect to a particular peer group set of companies in determining compensation for NEOs. However, the Committee does periodically review information regarding compensation trends and levels from a variety of sources in making compensation decisions.

The Committee also evaluates the performance of the Company’s NEOs based on quantitative and qualitative performance criteria as described in more detail herein.

Compensation-Related Risk Assessment

In developing the Company’s compensation policies, the Committee considers risks associated with the Company’s compensation practices. On an annual basis, the Committee and the Company conduct a risk assessment with respect to compensation of the executive officers. The risk assessment includes an analysis of the alignment of the Board’s expressed compensation philosophy and compensation goals with the Company’s strategic goals, short- and long-term focus and timing issues, compensation drivers and potential risks of each type of pay component, equity vesting periods, stock ownership and other factors.

The Committee takes steps to mitigate undue risk, including the presence of a clawback policy and stock ownership guidelines, as discussed in this CD&A. Many of the Company’s executive compensation plans are tied to the Company’s performance, incentivizing superior performance by rewarding income generation as well as the ability to control cost, and reducing the risk associated with a possible downturn in the markets in which the Company operates. Base salaries are fixed in amount and thus do not encourage risk-taking. Total executive base salary compensation paid with respect to 2017 represented less than 10% of the total compensation paid to the CEO; less than 35% of the total compensation paid to our CFO; less than 21% of the total compensation paid to Mr. Thornton; less than 7% of the total compensation paid to Mr. Lawton and less than 6% of the total compensation paid to Mr. Tepedino, with the remainder being tied to performance. Our equity compensation programs have vesting periods based on years of service designed to ensure focus and promote long-term interests on our shareholders. The Committee believes the Company’s compensation policies discourage excessive risk-taking. Additionally, the Committee believes that none of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Consideration of Stockholder Advisory Vote on Executive Compensation

In determining and approving compensation of our NEOs, the Committee monitors the results of the Company’s annual advisory vote on named executive compensation. The Company’s stockholders approved our executive compensation program at our last annual meeting, with an approval rating of 98.5% of the shares represented at the meeting, with broker non-votes not considered in the calculation.

Although this vote is non-binding, the Committee viewed this solid endorsement of our executive compensation decisions and policies as an additional factor supporting the Committee’s conclusion that our existing approach to executive compensation has been successful for the Company.

2017 Executive Compensation Components

The Company’s executive compensation program is comprised of three core elements:

•	base salary;

•	cash bonuses; and

•	long-term incentives, consisting of equity awards.

In making decisions with respect to any element of a NEO’s compensation, the Committee considers the total current compensation that such NEO may be awarded and any previously granted unvested equity awards. The Committee’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Base Salaries

In General.     Base salary reflects the scope of job responsibility and the day-to-day performance of the executive officer relative to his or her duties and responsibilities. As a fixed component of compensation, base salary plays an important role in attracting and retaining executive talent. Given the lower base salaries, bonuses, if earned based on superior performance, are intended to be on the high end of competitive levels. In determining base salaries, the Committee’s practice is to review levels annually and consider several factors, including but not limited to:

•	historical information regarding compensation previously paid to NEOs;

•	the individual’s skills and experience and level of responsibility;

•	the performance of the Company and the executive; and

•	base salaries and total compensation as compared to relevant competitors and other “peer” companies.

2017 Annualized Base Salary Levels for Named Executive Officers

Name	2017	2016	Change (%)
Mark D. Gibson	$500,000	$500,000	0%
Joe B. Thornton, Jr	$250,000	$250,000	0%
Matthew D. Lawton	$250,000	$250,000	0%
Michael J. Tepedino	$250,000	$250,000	0%
Gregory R. Conley	$489,250	$475,000	3%

Messrs. Gibson, Thornton, Lawton and Tepedino are also employed as capital markets advisors of HFF LP, one of the partnerships through which we conduct our business. Accordingly, these individuals are also paid for their respective service as capital markets advisors. As is the case with all capital markets advisors of HFF LP, their compensation is based primarily upon commissions they earn for the capital markets services revenue that they generate for HFF LP (as discussed in more detail below). In addition, Mr. Gibson is a licensed broker for HFF Securities, and is accordingly paid for his service in the form of commission payments. These are both consistent with HFF LP’s pay-for-performance policy. In addition, in order to attract and retain top producers, such as Messrs. Gibson, Thornton, Lawton and Tepedino, it is critical that they share in the revenue and certain other income that they generate for the Operating Partnerships.

Subject to satisfying certain performance thresholds, Messrs. Gibson, Thornton, Lawton and Tepedino and other capital markets advisors may receive commission payments up to 50% of the adjusted collected fee amount that they generate for the Operating Partnerships. Under this policy, the adjusted collected fee amount is determined based upon the gross revenue actually received by the Operating Partnerships attributable to the efforts of such capital markets advisors and after payment of all customary and appropriate fee splits with outside cooperating brokers or others. The adjusted collected fee amount is also reduced by related capital markets advisor expenses, including all applicable management plan payments, bonus pool payments to analysts, splits with other capital markets advisor and employees, and other similar compensation paid or payable to individuals involved in the generation of any commission revenue. The Committee considers Messrs. Gibson’s, Thornton’s, Lawton’s and Tepedino’s total compensation relative to that of other top Company capital markets advisors to balance the fact that each of them, by reason of their services as executive officers, must redirect much of their focus and efforts to their executive officer responsibilities as opposed to their own individual production.

Bonuses

In General.     Annual cash and equity-based bonuses are included as part of the executive compensation program to ensure that a significant portion of each NEO’s compensation is contingent on the annual performance of the Company, as well as the individual contribution of the NEO. The Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual performance by the Company.

In addition to our regular bonus program, in connection with their services as a capital markets advisor with HFF LP, each of Messrs. Gibson, Thornton, Lawton and Tepedino are eligible for an annual bonus through the Operating Partnership Office Profit Participation Bonus Plan, and each of Messrs. Gibson, Conley, Thornton, Lawton and Tepedino are eligible for an annual bonus through HFF Inc.’s Firm Profit Participation Bonus Plan.

2017 Performance Bonuses

In 2017, the Compensation Committee granted performance bonuses in accordance with the Executive Bonus Plan (the “Executive Bonus Plan”). Upon the grant of an Executive Bonus to an eligible recipient, a recipient receives 50% of the award in cash, payable immediately, and 50% of the award in RSUs, the latter vesting over three years in equal one-third installments. The Executive Bonus Plan is administered by the Board of Directors (or an appropriate committee thereof) and all decisions of the Board with respect to the administration of the Executive Bonus Plan are final, conclusive and binding on all persons, including the Company, its subsidiaries and affiliates, any employee and any persons claiming rights from or through employees of the Company.

Members of the Executive Committee (or any similar committee established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company are eligible to participate in and receive a bonus payment under the Executive Bonus Plan. In 2017, the Company’s CEO, Mark D. Gibson, President, Joe B. Thornton, Jr. and Executive Managing Directors Matthew D. Lawton, Gerard T. Sansosti, Michael J. Tepedino and Manuel A. de Zárraga were members of the Executive Committee and were eligible for Executive Bonuses. The Company’s CFO, Gregory R. Conley, the Company’s Chief Operating Officer (“COO”), Nancy O. Goodson, as well as the Company’s director emeritus John P. Fowler, were ad hoc members of the Executive Committee and were also eligible for such bonuses.

In connection with determining the 2017 bonus amount for Messrs. Gibson, Thornton, Lawton and Tepedino and the other voting members of the Executive Committee and Mr. Conley, the Committee established an Executive Bonus pool of $5,000,000 with the actual bonus paid based upon the achievement of pre-established individual and Company-level objectives. In particular, bonuses were dependent on performance in connection with (i) maximizing stockholder value while ensuring adherence to the Company’s Vision and Mission Statement, (ii) exploring and developing strategic alternatives for the Company’s growth and future profitability and enhanced stockholder value, (iii) ensuring that the Company’s strategic plan and budget are fully developed, presented and implemented, (iv) fostering continued strong investor relations and (v) meeting certain financial targets (i.e. budgeted revenue, operating income and Adjusted EBITDA) of the Company. In addition, the bonuses for Messrs. Gibson, Thornton, Lawton and Tepedino and the other voting members of the Executive Committee, specifically, were also dependent on performance in connection with building a strong working relationship with the CFO and COO and continuing to support their involvement in the implementation of the Company’s strategic business goals and objectives.

After considering the outstanding 2017 performance of each of Messrs. Gibson, Thornton, Lawton, Tepedino, Conley and the Company in light of the individual and Company-level objectives established by the Committee and reviewing Messrs. Gibson’s, Thornton’s, Lawton’s, Tepedino’s and Conley’s compensation, and considering peer company information, the Committee approved an executive bonus, split evenly between cash and RSUs, in the aggregate as follows:

Name	2017 Executive Bonus(1)
Mark D. Gibson	$1,000,000
Joe B. Thornton, Jr.	$1,000,000
Matthew D. Lawton	$500,000
Michael J. Tepedino	$500,000
Gregory R. Conley	$350,000

(1)	See the “2017 Equity Grants” section below for the specific amounts of RSUs granted.

The Committee determined that these bonus amounts were appropriate in light of the Company’s performance discussed above, which included exceeding certain budgeted goals and the payment of a special dividend, and Messrs. Gibson’s, Thornton’s, Lawton’s, Tepedino’s, and Conley’s contributions to that performance.1

Under his employment agreement, Mr. Conley is eligible to receive an annual cash bonus in an amount up to 50% of his base salary. The Committee may also, in its discretion, establish target bonuses and award performance bonuses in excess of such amounts. The Committee set Mr. Conley’s target 2017 bonus opportunity at $244,625, or 50% of his base salary. In determining Mr. Conley’s actual bonus payout, the Committee consulted with the CEO and considered his assessment of the CFO’s performance, as outlined in a written performance review of Mr. Conley. The performance factors considered by the Committee in connection with awarding such incentive bonuses included the CFO’s (i) implementation and execution of the Company’s business plan, (ii) managing and recommending improvements in the Company’s operations, including the Company’s credit facilities, and internal efficiencies, (iii) managing and administering the Company’s support functions and (iv) individual performance and achievements. In connection with awarding a bonus to Mr. Conley separate from the Executive Bonus described above, the Committee also considered his performance in connection with the preparation of the Company’s financial statements and maintaining effective internal controls. After considering Mr. Gibson’s recommendations, competitive data provided by the consultant and the performance factors noted above, the Committee approved a cash bonus of $450,000 for Mr. Conley, or approximately 184% of his target bonus. The Committee determined that this bonus amount was appropriate in light of the strong performance of Mr. Conley in his areas of responsibility.

Profit Participation Bonus Plans

Operating Partnership Profit Participation Bonus Plans. The Profit Participation Bonus Plan of each of HFF LP and HFF Securities (each, an “Office Profit Participation Bonus Plan”) is designed to reward an office or line of business for an exceptionally productive year. In addition, the Office Profit Participation Bonus Plans reward income generation as well as the ability of an office or line of business to control costs. This element of compensation is integral to HFF LP’s and HFF Securities’ compensation practices because it provides an understandable incentive to each of our offices and lines of business and allows us to reward superior performance. Each Office Profit Participation Bonus Plan generally provides that offices or lines of business that generate profit margins for their office or line of business of 14.5% or more are entitled to additional bonuses of an allocated share of 15% of net income from the office. The allocation of the profit participation bonus and how it is shared within the office are determined by the office head in consultation with the managing member of the Operating Partnerships. In addition, in April 2015 the Company amended each Office Profit Participation Bonus Plan such that the Board, or any appropriate committee thereof, may elect to pay up to 50% of the profit participation bonuses payable under the applicable Office Profit Participation Bonus Plan in the form of equity-based awards pursuant to the Company’s then-effective 2006 Omnibus Incentive Plan (the “2006 Plan”) (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized, which now includes the 2016 Equity Incentive Plan (the “2016 Plan”)), which awards may be subject to vesting schedules. The Compensation Committee’s practice starting from the 2015 awards, however, subject to the Committee’s future consideration and approval at the time of each grant, was to provide 50% of the award in cash, payable immediately, and 50% of the award in equity (in the form of RSUs), the latter to vest in one-third installments beginning on the first anniversary of each grant.

1	In February 2018, the Compensation Committee approved an additional compensation award in cash and equity, the latter portion being granted pursuant to the 2016 Plan. Such discretionary awards were paid in 2018 and are expected to be reported in respect of 2018 compensation. Pursuant to those awards, Mr. Gibson received $230,095 in cash and 4,901 shares of RSUs, Mr. Thornton received $230,095 in cash and 4,901 shares of RSUs, Mr. Lawton received $230,095 in cash and 4,901 shares of RSUs, Mr. Tepedino received $230,095 in cash and 4,901 shares of RSUs and Mr. Conley received $48,482 in cash and 1,033 shares of RSUs. The equity portions of each of the foregoing awards are subject to pro rata vesting over the course of the following three anniversaries of the grant and were reported on Form 4s, filed on March 1, 2018.

Messrs. Gibson, Thornton, Lawton and Tepedino are eligible to participate in the Office Profit Participation Bonus Plan and each received an office profit participation bonus under the Office Profit Participation Bonus Plan in 2018 related to 2017 performance as follows:

Name	2017 Office Profit Participation Bonus(1)
Mark D. Gibson	$329,474
Joe B. Thornton, Jr.	$319,450
Matthew D. Lawton	$262,062
Michael J. Tepedino	$420,007

(1)	See the “2017 Equity Grants” section below for the specific amounts of RSUs granted.

One-third of the equity portions of the profit participation bonuses will vest on each of the first, second and third anniversaries of February 27, 2018.

Firm Profit Participation Plan.    In January 2011, the Company adopted the HFF, Inc. Firm Profit Participation Bonus Plan (the “Firm Profit Participation Bonus Plan”), under which members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company, which include each of our CEO, CFO, President, Mr. Lawton and Mr. Tepedino, are eligible for an annual bonus. The purpose of the Firm Profit Participation Bonus Plan is to encourage and reward firm-wide collaboration and broad stewardship and to promote the financial success of the Company and the Operating Partnerships as well as succession planning for the future. For each calendar year, if the Company achieves a 17.5% or greater adjusted operating income margin, a bonus pool is funded by a percentage of the Company’s adjusted operating income, ranging from 15% to 25%, beyond predefined adjusted operating income margin thresholds, ranging from 17.5% to 27.5%. The Board, or any appropriate committee thereof, may elect to pay up to two-thirds of the profit participation bonuses payable under the Firm Profit Participation Bonus Plan in the form of equity-based awards pursuant to the 2016 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee’s practice starting with the 2015 awards, however, subject to the Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity (in the form of RSUs), the latter to vest in equal annual installments over three years beginning on the first anniversary of each grant.

Messrs. Gibson, Thornton, Lawton, Tepedino and Conley are each eligible to participate in the Firm Profit Participation Bonus Plan and each received a profit participation bonus under the Firm Profit Participation Bonus Plan in 2018 related to 2017 performance as follows:

Name	2017 Firm Profit Participation Bonus(1)
Mark D. Gibson	$200,004
Joe B. Thornton, Jr.	$200,004
Matthew D. Lawton	$500,009
Michael J. Tepedino	$500,009
Gregory R. Conley	$69,978

(1)	See the “2017 Equity Grants” section below for the specific amounts of RSUs granted.

One-third of the equity portions of the profit participation bonuses will vest on each of the first, second and third anniversaries of February 27, 2018.

Long-Term Incentive Program

Our Board of Directors believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that their compensation should assist us in recognizing and rewarding key executives who profoundly affect our future success through their value-added performances. Therefore, we have adopted and maintain an incentive compensation plan, the 2016 Plan. This plan is designed to align management’s performance objectives with the interests of our stockholders. Awards under our 2016 Plan are administered by the Committee.

All grants of equity compensation to NEOs, including those made in connection with the Office Profit Participation Bonus Plan and the Firm Profit Participation Bonus Plan, are made by the Committee. Whether grants are made and the type and size of any grants are based upon Company and individual performance, position held, years of service, level of experience and potential of future contribution to the Company’s success. The Committee may also consider long-term incentive grants previously awarded to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and grant practices at comparable companies.

2017 Equity Grants

As described above, in February 2018, the Company made certain equity grants under the 2016 Plan as part of the 2017 profit participation bonuses and executive bonuses as follows:

	Profit Participation Bonus		Executive Bonus
Name	No. of RSUs	Grant Date Fair Value	No. of RSUs	Grant Date Fair Value
Mark D. Gibson	5,639	$264,752	10,650	$500,018
Joe B. Thornton, Jr.	5,532	$259,727	10,650	$500,018
Matthew D. Lawton	8,116	$381,046	5,325	$250,009
Michael J. Tepedino	9,798	$460,016	5,325	$250,009
Gregory R. Conley	745	$34,978	3,727	$174,983

One-third of each of the awards will vest on each of the first, second and third anniversaries of February 27, 2018.

The Company has no formal program, plan or practice to time equity grants to its executives in coordination with the release of material non-public information.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, vision, disability and life insurance. The Company also sponsors a 401(k) plan. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, may contribute up to the limit prescribed by the Code on a before-tax basis.

All contributions made by a participant vest immediately and matching contributions by the Company are fully vested after two years of service. These benefits are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program.

The NEOs are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard, the Company does not provide pension arrangements (other than the 401(k) Plan), post-retirement health coverage or similar benefits for its executives.

Employment Agreements

A description of the employment agreements of our NEOs during 2017 at HFF, Inc., including a specific description of the components of each such NEO’s compensation, is included in the Employment Agreements section below.

Clawback Policy

In 2013, the Committee adopted a clawback policy that covers the executive performance bonus pool, which requires that payouts under the executive performance bonus guidelines not be adjusted based on any information that becomes available at any time following the determination date of such payout amount, absent fraud, accounting irregularities, willful misconduct, gross negligence or manifest error, provided that, for two years following the awarding of any bonus amount under such plans, the award will be subject to a clawback in the event that there is a material restatement of the Company’s financial statements for the applicable fiscal year.

For further detail regarding the Office Profit Participation Bonus Plans and the Firm Profit Participation Bonus Plan, see the description under “Profit Participation Bonus Plans” below.

Stock Ownership Guidelines

On January 9, 2013, the Committee adopted a policy requiring that the Company’s CEO own common stock of the Company equal in value to at least five times base salary within a period of five years from the date elected. In addition, based upon their roles, NEOs are required to own shares of the Company’s common stock equal to at least 55% of the after-tax shares received by the NEO pursuant to equity-based compensation awards, unless the NEO’s holdings already exceed a minimum number of shares based on the lower of a (i) minimum share count or (ii) minimum dollar holding. Shares that count towards satisfaction of the requirements include (i) RSUs shares which have vested and are owned outright, (ii) vested RSUs held in trust for the benefit of the NEO and his or her family and (iii) shares received by a NEO, net of tax withholding, pursuant to equity-based compensation awards awarded by the Company to the NEO. Unrestricted RSUs, even if vested and in-the-money, are not counted in the determination of the satisfaction of the guidelines. Ownership in an amount greater than the stated level is encouraged.

As of April 17, 2018, when the price per share of our Class A common stock at the close of trading on the New York Stock Exchange was $48.58, each of Messrs. Gibson, Conley, Thornton, Jr, Lawton and Tepedino were in compliance with the applicable policy or guideline.

Anti-Hedging and Pledging Policies

The Company prohibits directors, officers and employees, including our NEOs, from engaging in hedging or pledging transactions involving our stock.

Tax and Accounting Implications

Deductibility of Certain Compensation

For 2017, Section 162(m) of the Code limits the federal tax deductions that may be claimed by a public company for compensation paid to certain individuals to $1,000,000 except to the extent that compensation exceeding such threshold is “performance-based compensation.” In 2017, the NEOs’ base salaries and bonuses were not considered performance-based under Section 162(m) and therefore all such compensation is subject to the $1,000,000 limit. Profit Participation Bonus Plan amounts earned by the CEO and President, and paid by the Operating Partnerships, are not subject to the Section 162(m) limits and commission payments for these individuals are exempt.

The Tax Cuts and Jobs Act, passed by Congress in December 2017, eliminated the “performance-based” compensation exemption under Section 162(m). Therefore, for 2018 and beyond, compensation paid to our CEO, our CFO and to each of our other NEOs will not be deductible for federal income tax purposes to the extent such compensation exceeds $1,000,000, regardless of whether such compensation would have been considered “performance-based” under prior law. This limitation on deductibility applies to each individual who is a “covered employee” (as defined in Section 162(m)) in 2017 or becomes a covered employee in any future year, and continues to apply to each such individual for all future years, regardless of whether such individual remains an NEO. There is, however, a transition rule that allows “performance-based” compensation in excess of $1,000,000 to continue to be deductible if the remuneration is provided pursuant to a binding contract which was in effect on November 2, 2017 and which was not subsequently materially modified. The Committee believes that our stockholders’ interests are best served by not restricting the Committee’s discretion in structuring compensation programs, and thus the Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company make that advisable. In approving the amount and form of compensation for the NEOs, the Committee will continue to consider all elements of cost to the Company of providing such compensation, including the potential impact of Section 162(m).

The Committee considers the accounting impact in connection with equity compensation matters; however, these considerations do not significantly affect decisions regarding grants of equity compensation.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Lenore M. Sullivan, Committee Chairman

George L. Miles, Jr.

Deborah H. McAneny

Morgan K. O’Brien

OUR MISSION AND VISION STATEMENT

Our goal is to always put the client’s interest ahead of the Firm and every individual within the Firm.

We will endeavor to strategically grow to achieve our objective of becoming the best and most dominant “one-stop” commercial real estate and capital markets intermediary offering the following:

•	All forms of Debt Placement Solutions and Services;

•	Investment Sales Services;

•	Entity and Project Level Equity Services and Placements as well as all forms of Structured Finance Solutions;

•	Private Equity, Investment Banking and Advisory Services;

•	Loan Sales and Distressed Asset Sales; and

•	Commercial Loan Servicing (Primary and Sub-servicing).

Our goal is to hire and retain associates who have the highest ethical standards and the best reputations in the industry to preserve our culture of integrity, trust and respect and to promote and encourage teamwork to ensure our clients have the “best team on the field” for each transaction. Simply stated, without the best people, we cannot be the best Firm.

To ensure we achieve our goals and aspirations and provide outstanding results for our stockholders, we must maintain a flexible compensation and ownership package to appropriately recognize and reward our existing and future associates who profoundly contribute to our success through their value-added performance. The ability to reward extraordinary performance is essential in providing superior results for our clients while appropriately aligning our interests with our stockholders.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned during fiscal 2015, 2016 and 2017 by our named executive officers for each of those fiscal years: Mark D. Gibson, our Chief Executive Officer, Gregory R. Conley, our Chief Financial Officer; Joe B. Thornton, Jr., our President, Matthew D. Lawton, our Executive Managing Director, and Michael J. Tepedino, our Executive Managing Director.

	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation (Cash) ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark D. Gibson, Chief Executive Officer	2017	500,000		3,090,310	764,770		764,726	53,199	5,173,005
	2016	500,000		2,008,125	642,507		642,500	5,984	3,799,116
	2015	500,000		1,240,771	725,602		725,586	6,007	3,197,966
Gregory R. Conley, Chief Financial Officer	2017	489,250		450,000	209,961		210,000	41,405	1,400,616
	2016	475,000		356,200	200,010		200,000	30,527	1,261,737
	2015	425,000		212,500	324,932	(5)	184,834	27,925	1,175,191
Joe B. Thornton, Jr., President	2017	500,000		350,309	759,746		759,726	52,708	2,422,489
	2016	500,000		418,528	635,008		635,000	5,985	2,194,521
	2015	500,000		860,352	718,090		718,086	6,007	2,802,535
Matthew D. Lawton, Executive Managing Director	2017	250,000		2,170,504	631,055		631,025	101,064	3,783,648
	2016	250,000		1,943,673	526,584		526,580	78,392	3,325,229
	2015	250,000		1,312,834	1,014,968	(6)	748,105	78,909	3,404,816
Michael J. Tepedino, Executive Managing Director	2017	250,000		2,574,400	710,025		710,000	82,873	4,327,298
	2016	250,000	(7)	2,731,571	586,516		586,501	70,366	4,224,954
	2015	125,000	(7)	2,535,701	898,620	(8)	525,000	59,060	4,143,381

(1)	Represents commissions paid to Messrs. Gibson, Thornton, Lawton and Tepedino and annual cash bonuses paid to Mr. Conley.

(2)	See the “Equity Incentive Plan Compensation Summary Table” below for a description of the equity incentive plan compensation paid. See Note 3 “Stock Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for discussion regarding the valuation of our stock and option awards.

(3)	See the “Non-Equity Incentive Plan Compensation Summary Table” below for a description of the non-equity incentive plan compensation paid.

(4)	See the “All Other Compensation Summary Table” below for a description of other compensation amounts paid.

(5)	In addition to the awards set forth in the “Equity Incentive Plan Compensation Summary Table”, the Compensation Committee approved and granted Mr. Conley 3,750 RSUs on February 18, 2015 with a grant date fair value of $140,100 (3,750 shares at $37.36/share on February 18, 2015). The RSUs were issued subject to the terms of a grant letter with a five-year vesting schedule with one-fourth vesting on each of the second, third, fourth and fifth anniversary dates of the grant.

(6)

In addition to the awards set forth in the “Equity Incentive Plan Compensation Summary Table”, the Compensation Committee approved and granted Mr. Lawton 7,143 RSUs on February 18, 2015 with a grant date fair value of $266,862 (7,143 shares at $37.36/share on February 18, 2015). The RSUs were issued subject to the terms of a grant letter with a five-year vesting schedule with one-fourth vesting on each of the second, third, fourth and fifth anniversary dates of the grant.

(7)	Mr. Tepedino was named Executive Managing Director and an Officer of the Company effective January 1, 2016. The salary paid to him was $250,000 annually for the period January 1, 2016 to December 31, 2016, as approved by the Board. Salary in 2015 was in his role as head of the New York office.

(8)	In addition to the awards set forth in the “Equity Incentive Plan Compensation Summary Table”, the Compensation Committee approved and granted Mr. Tepedino 10,000 RSUs on February 18, 2015 with a grant date fair value of $373,600 (10,000 shares at $37.36/share on February 18, 2015). The RSUs were issued subject to the terms of the grant letter with a five-year vesting schedule with one-fourth vesting on each of the second, third, fourth and fifth anniversary dates of the grant.

Non-Equity Incentive Plan Compensation Summary Table

	Year	Executive Bonus (Cash) ($)	Office Profit Participation Bonus (Cash) ($)	Firm Profit Participation Bonus (Cash) ($)	Total Non-Equity Incentive Plan Compensation (Cash) ($)
Mark D. Gibson, Chief Executive Officer	2017	500,000	164,726	100,000	764,726
	2016	292,599	167,500	182,401	642,500
	2015	500,000	225,586	—	725,586
Gregory R. Conley, Chief Financial Officer	2017	175,000	—	35,000	210,000
	2016	87,500	—	112,500	200,000
	2015	184,834	—	—	184,834
Joe B. Thornton, Jr., President	2017	500,000	159,726	100,000	759,726
	2016	292,599	160,000	182,401	635,000
	2015	500,000	218,086	—	718,086
Matthew D. Lawton, Executive Managing Director	2017	250,000	131,025	250,000	631,025
	2016	96,300	129,079	301,201	526,580
	2015	250,000	133,451	364,654	748,105
Michael J. Tepedino, Executive Managing Director	2017	250,000	210,000	250,000	710,000
	2016	96,300	189,000	301,201	586,501
	2015	—	280,000	245,000	525,000

Equity Incentive Plan Compensation Summary Table

	Year	Executive Bonus (Stock) ($)(1)	Office Profit Participation Bonus (Stock) ($)(1)	Firm Profit Participation Bonus (Stock) ($)(1)	Total Equity Incentive Plan Compensation (Stock) ($) (1)
Mark D. Gibson, Chief Executive Officer	2017	500,018	164,748	100,004	764,770
	2016	292,606	167,496	182,405	642,507
	2015	500,008	225,594	—	725,602
Gregory R. Conley, Chief Financial Officer	2017	174,983	—	34,978	209,961
	2016	87,497	—	112,513	200,010
	2015	184,832	—	—	184,832
Joe B. Thornton, Jr., President	2017	500,018	159,724	100,004	759,746
	2016	292,606	159,997	182,405	635,008
	2015	500,008	218,082	—	718,090
Matthew D. Lawton, Executive Managing Director	2017	250,009	131,037	250,009	631,055
	2016	96,300	129,082	301,202	526,584
	2015	250,004	133,456	364,646	748,106
Michael J. Tepedino, Executive Managing Director	2017	250,009	210,007	250,009	710,025
	2016	96,300	189,014	301,202	586,516
	2015	—	280,009	245,011	525,020

(1)	Represents grant date fair value of RSUs as of February 17, 2016, February 14, 2017, and February 27, 2018 for the 2015, 2016, and 2017 fiscal years, respectively. Such RSUs are subject to a grant letter with a three-year vesting schedule with one-third vesting on each of the first, second and third anniversary dates of the grant.

All Other Compensation Summary Table

	Year	Imputed Income on Group Term Life Insurance ($)	Life Insurance Premiums ($)	401(k) Match ($)	Dividend Shares ($)(1)	Imputed Income on Parking Expenses ($)	Total ($)
Mark D. Gibson, Chief Executive Officer	2017	803	179	5,000	47,217	—	53,199
	2016	805	179	5,000	—	—	5,984
	2015	805	202	5,000	—	—	6,007
Gregory R. Conley, Chief Financial Officer	2017	804	179	5,000	34,166	1,256	41,405
	2016	804	179	5,000	23,614	930	30,527
	2015	807	203	5,000	21,194	721	27,925
Joe B. Thornton, Jr. President	2017	805	179	5,000	46,724	—	52,708
	2016	806	179	5,000	—	—	5,985
	2015	805	202	5,000	—	—	6,007
Matthew D. Lawton, Executive Managing Director	2017	806	179	5,000	95,079	—	101,064
	2016	806	179	5,000	67,845	4,562	78,392
	2015	806	202	5,000	70,012	2,889	78,909
Michael J. Tepedino, Executive Managing Director	2017	436	179	5,000	77,258	—	82,873
	2016	436	179	5,000	64,751	—	70,366
	2015	436	202	5,000	53,422	—	59,060

(1)	Represents the grant date fair value of RSUs (dividend equivalent units) related to unvested and vested but not issued RSU awards for dividends paid on February 21, 2017, February 18, 2016 and February 13, 2015.

Pay Ratio Disclosure

Federal law requires that we disclose the ratio of our CEO’s total compensation to the total compensation of our median employee (excluding the CEO). The pay ratio below is a reasonable estimate calculated in a manner consistent with the applicable rules based upon our internal records and the methodology described below. Except as specified below, to determine this ratio, we utilized the full-time, part-time and temporary employees of the Company and its consolidated subsidiaries employed as of December 31, 2017. Under the de minimus exception, we excluded approximately 18 employees in the United Kingdom, which represents less than five percent of our total employee population. In addition, we excluded approximately 8 individuals that became our employees during 2017 as a result of the Company’s acquisition of Hentschel & Company, LLC.

The Company identified its median employee by using total compensation from the Company’s payroll records as of December 31, 2017. No assumptions, adjustments, or estimates with respect to compensation were made, except that the compensation was annualized for all full-time employees who began employment during 2017. The median employee’s total compensation was recalculated using the same methodology used to calculate the total compensation of the CEO as set forth in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement. The median employee‘s total compensation was $119,516, and the total compensation of the CEO was $5,173,005. Accordingly, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees of the Company, except the CEO, is 43:1.

The rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreements

Mark D. Gibson, Joe B. Thornton, Jr., Matthew D. Lawton and Michael J. Tepedino

HFF LP and each of Messrs. Gibson, Thornton, Lawton and Tepedino are parties to an amended and restated employment agreement in respect of their capacity as capital markets advisors on terms and conditions substantially identical to the employment agreements between HFF LP and the members of HFF Holdings who were employed as capital markets advisors at the time of our initial public offering. Such employment agreements were amended on June 30, 2010.

The agreements provide for salary, bonuses, commission sharing, draws against commissions, bonuses and other income allocations as established from time to time by Holliday GP at the direction of our Board of Directors after consideration of the recommendation and advice of the operating committee and managing member of HoldCo LLC. The four executives are each provided with welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

The Company did not enter into a new employment agreement with Mr. Gibson in respect of his current service as the Company’s CEO.

Gregory R. Conley

We have an employment agreement with Gregory R. Conley. Pursuant to the terms of his employment agreement with HFF, Inc., Mr. Conley serves as our CFO until his employment is terminated by us or by Mr. Conley.

The compensation package of Mr. Conley is comprised of the following elements:

•

Base Salary.    The employment agreement establishes a base salary for the first year of the agreement. The Compensation Committee, in consultation with our CEO, will review the executive officer’s base salary annually to ensure that the proper amount of compensation is being paid to such executive officer commensurate with his service performed for us. The Compensation Committee may increase, but not decrease, such base salary in its sole discretion.

•

Annual Cash Bonus.    Mr. Conley is eligible to receive an annual cash bonus, in an amount up to 50% of his base salary, based upon his achievement of certain pre-determined financial or strategic performance goals established by the Company from time to time. The Committee may also, in its discretion, fix target bonuses and award performance bonuses in excess of such amounts.

•

Long-Term Incentive Compensation.    Pursuant to Mr. Conley’s employment agreement, on the effective date of his employment agreement, subject to the terms and conditions of the 2006 Plan and the applicable award agreement with such executive officer under such plan, Mr. Conley received a grant of RSUs with an aggregate fair market value on the date of grant of $300,006. This grant of RSUs vested in four equal annual installments beginning in January 2009 and is now fully vested. Although not expressly provided for in Mr. Conley’s employment agreement, he has received, and may in the future receive, additional grants of equity compensation. See “Compensation Discussion and Analysis — Long-Term Incentive Program.”

•	Other Benefits. Mr. Conley has welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

We currently do not have employment agreements with certain other key associates and there is no assurance that we will be able to retain their services.

Non-Disclosure, Non-Disparagement and Other Restrictive Covenants

Pursuant to the employment agreements described above, we entered into non-disclosure, non-disparagement and other restrictive covenants with Messrs. Gibson, Thornton, Lawton and Tepedino and non-disclosure and other restrictive covenants with Mr. Conley. The following are descriptions of the material terms of each covenant.

The non-disclosure, non-disparagement and other restrictive covenants provided as follows:

Non-Disclosure.    Each of Messrs. Gibson, Thornton, Lawton, Tepedino and Conley are required, whether during or after their employment, to hold all “confidential information” in trust for us and are prohibited from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates.

Non-Disparagement.    Each of Messrs. Gibson, Thornton, Lawton, Tepedino and Conley are not permitted to, except as legally compelled, make any statement to third parties that would have a material adverse impact on the business or business reputation of, as the case may be, Messrs. Gibson, Thornton, Lawton and Tepedino and Conley or any of us or our affiliates.

Specific Performance.    In the case of any breach of the employment agreement, including the non-competition, non-disclosure, non-solicitation and other restrictive covenants thereof, Messrs. Gibson, Thornton, Lawton, Tepedino and Conley each agreed that, in addition to any other right we may have at law, equity or under any agreement, we are entitled to immediate injunctive relief and may obtain a temporary or permanent injunction or other restraining order.

Potential Payments Upon Termination

Mr. Conley’s employment agreement contains provisions providing for payments by us following the termination of his employment by us without cause or by Mr. Conley for good reason. Under Mr. Conley’s employment agreement, if his employment is terminated by us without cause or by such executive with good reason, he will be entitled to receive his base salary through the date of termination and for a subsequent period of twelve months, the benefits provided under our employee benefit plans and programs, continuation of medical benefits for twelve months after the date of termination, vesting of 50% or 100% of his unvested RSUs or stock options, if any, and 90 days to exercise any vested stock options, if any. In addition, any RSUs or stock options granted will become 100% vested if his position is eliminated or compensation is reduced following a change in control. “Cause” is defined under the employment agreement as (i) gross misconduct or gross negligence in the performance of one’s duties as our employee, (ii) conviction or pleading nolo contendere to a felony or a crime involving moral turpitude, (iii) significant nonperformance of an executive’s duties as our employee, (iv) material violation of our established policies and procedures or (v) material violation of the respective employment agreement. “Good reason” is defined under the respective employment agreements as (i) a significant reduction of duties or authority, (ii) a reduction in base salary without the executive’s consent, (iii) a reduction in the executive’s bonus opportunity, (iv) a significant change in the location of the executive’s principal place of employment and (v) material violation of the respective employment agreements.

If the employment of Mr. Conley is terminated for any reason other than by us without cause or by Mr. Conley for good reason (including by us with cause, by Mr. Conley without good reason, or due to death or disability), Mr. Conley will only be entitled to all earned, unpaid base salary and the benefits provided under our employee benefit plans and programs. Mr. Conley will be permitted to exercise vested stock options for a period of 30 days following termination due to a voluntary resignation and for a period of one year following a termination due to death or disability. For a termination due to cause, Mr. Conley will not be permitted to exercise any of his stock options following termination. Except as otherwise provided above, unvested RSUs and stock options will be forfeited upon a termination for any reason.

Each of Mr. Gibson’s, Mr. Thornton’s, Mr. Lawton’s and Mr. Tepedino’s employment agreements does not provide for any potential severance payments by us upon the termination of their respective employment.

The Company does not provide excise tax gross-up payments to anyone under an existing employment agreement or otherwise.

In connection with a termination of employment by us without cause or by Mr. Conley for good reason, Mr. Conley is entitled to receive acceleration of certain of his outstanding equity awards pursuant to the terms of such equity award agreements, consistent with the terms described below relating to our other NEOs. Mr. Conley’s compensation that would have been owed to him in the event of (a) his employment termination without cause or (b) by Mr. Conley with good reason on December 31, 2017 was $489,250 as a continuation of base salary, $32,157 as a continuation of benefits and approximately $1,220,000 in accelerated RSU vesting. The employment agreements with the other NEOs do not contain similar severance provisions.

Pursuant to the terms of certain equity awards made to each of Mr. Gibson, Mr. Thornton, Mr. Lawton and Mr. Tepedino, upon (a) a termination of the executive’s employment (x) without cause or due to permanent disability, (y) for good reason or (z) due to death or (b) a termination of the executive’s employment during the twenty-four months following a change in control either (x) without cause or (y) due to disability or as the result of death, unvested RSUs will become fully vested upon the date of termination and will be settled within 60 days following the date of such termination.

With respect to such equity awards, “Cause” is generally defined as (i) gross misconduct or gross negligence in the performance of the executive’s duties under their employment agreement; (ii) conviction of a crime; (iii) significant nonperformance of the executive’s duties under their employment agreement; (iv) material violation of our established policies and procedures and (v) material violation of the terms of the executive’s employment agreement. Furthermore, “Good Reason” is defined under the respective equity awards as (i) a significant reduction of the executive’s duties or authority, (ii) a reduction in base salary without the executive’s consent, (iii) a reduction in the executive’s bonus opportunity and (iv) a significant change in the location of the executive’s principal place of employment.

Assuming one of the terminations described in clauses (a) or (b) above occurred on December 31, 2017, the value of accelerated equity awards due would be as follows: Mr. Gibson would receive $2,080,000, Mr. Thornton would receive $2,057,000, Mr. Lawton would receive $3,334,000 and Mr. Tepedino would receive $2,970,000.

Profit Participation Bonus Plans

Office Profit Participation Bonus Plans

The purpose of the Office Profit Participation Bonus Plans is to attract, retain and provide incentives to employees, and to promote the financial success, of HFF LP and HFF Securities, respectively. Messrs. Gibson, Thornton, Lawton and Tepedino are currently eligible in their roles as capital markets advisors to participate in HFF LP’s Office Profit Participation Bonus Plan.

Applicability of Plan to Designated Offices.    An Office Profit Participation Bonus Plan applies to each separate office (each, an “Office”) or line of business (each, a “Business Line”) of HFF LP and HFF Securities designated by the Managing Member of HFF LP (the “Managing Member”). The Managing Member is elected by certain senior officers of HFF LP pursuant to the HFF LP partnership agreement. Joe B. Thornton, Jr. served as the Managing Member during fiscal year 2017. Mr. Thornton began in that role in 2014.

Bonus Pool Calculation.    With respect to each Office or Business Line to which an Office Profit Participation Bonus Plan applies and for each calendar year, if a 14.5% or greater Profit Margin is generated by such Office or Business Line, then an amount equal to 15% of the Adjusted Operating Income generated by such Office or Business Line will comprise the bonus pool. For purposes of each Office Profit Participation Bonus Plan, “Profit Margin” means the Net Operating Income of such Office or Business Line as a percentage of the revenue of such Office or Business Line, all as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), “Net Operating Income” means net operating income (using the same revenue and cost accounts as used in preparing the Company’s audited financial statements) of such Office or Business Line, which includes allocations for overhead expenses and servicing expenses, if applicable, plus any gain on sale of mortgage servicing rights and securitization compensation from the securitization of any Freddie Mac loans which the Company services, and “Adjusted Operating Income” means the Net Operating Income of such Office or Business Line adjusted for depreciation and amortization.

Allocation of Bonus Pool.    Each full-time or part-time employee of HFF LP and HFF Securities is eligible to receive a bonus payment under the applicable Office Profit Participation Bonus Plans (an “Office Profit Participation Bonus”) with respect to services performed during the calendar year. In 2017, the Company’s Chief Executive Officer, Mark D. Gibson, President, Joe B. Thornton, Jr., former Chief Executive Officer, John H. Pelusi, Jr., Executive Managing Directors Michael J. Tepedino, Matthew D. Lawton, Gerard T. Sansosti and Manuel A. de Zárraga, as well as the Company’s director emeritus John P. Fowler, are capital markets advisors of HFF LP and eligible for Office Profit Participation Bonuses.

For each calendar year, the head of each Office or Business Line of HFF LP and HFF Securities, after consultation with the Managing Member, will select the recipients of Office Profit Participation Bonuses and determine the allocation of the bonus pool among the eligible recipients.

Payment of Profit Participation.    Subject to any applicable federal, state, local or other withholding taxes, Office Profit Participation Bonuses are paid in accordance with each Office’s or Business Line’s allocation plan as soon as reasonably practicable following the closing of the books and records of the Company in accordance with GAAP in respect of the applicable year in which the Office Profit Participation Bonus is earned, or, if determined by the Managing Member with respect to any Office or Business Line, on or before March 15 of the year following the year with respect to which the Office Profit Participation Bonus was earned. In addition, the Board of Directors, or any appropriate committee thereof, may elect to pay up to one-half of the Office Profit Participation Bonuses payable under the Office Profit Participation Bonus Plans in the form of equity-based awards pursuant to the 2016 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee determined that its practice, starting with the 2015 awards and subject to the Compensation Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity, the latter vesting one third in each year beginning on the first anniversary of each grant.

Administration.    The Office Profit Participation Bonus Plans are administered by the Managing Member; provided that any Office Profit Participation Bonuses to be paid to any executive officers of the Company must be approved in advance by the Board of Directors of the Company or any appropriate committee thereof. Except as otherwise provided, any action of the Managing Member in administering the Office Profit Participation Bonus Plans shall be final, conclusive and binding on all persons. Subject to the provisions of the Office Profit Participation Bonus Plans, the Managing Member has the authority to:

•

determine the effect upon each Office Profit Participation Bonus Plan and the Office Profit Participation Bonuses, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event,

•

construe and interpret the Office Profit Participation Bonus Plans and to make all other determinations, including determinations as to the eligibility of any employee, as he or she may deem necessary or advisable for the administration of the Office Profit Participation Bonus Plans,

•	correct any defect or supply any omission or reconcile any inconsistency in the Office Profit Participation Bonus Plans,

•	adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Office Profit Participation Bonus Plans,

•

require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Office Profit Participation Bonus Plans as a condition for receiving any benefits under the Office Profit Participation Bonus Plans, and

•	prepare and distribute information explaining the Office Profit Participation Bonus Plans to employees.

HFF LP and HFF Securities, respectively, shall indemnify and hold harmless the Managing Member, each of his or her affiliates and/or agents and the Chief Financial Officer of the Company (or his or her designee) from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of the Managing Member’s or the Chief Financial Officer of the Company’s duties, responsibilities and obligations under the applicable Office Profit Participation Bonus Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of an indemnified person.

Amendment or Termination of Plans.    Each Office Profit Participation Bonus Plan may only be amended or terminated through a writing executed by each limited partner and general partner of the HFF LP and HFF Securities, as the case may be.

Firm Profit Participation Bonus Plan

In General.    In January 2011, the Company adopted the Firm Profit Participation Bonus Plan, under which members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company, which include each of our CEO, CFO, President, COO, Mr. Lawton and Mr. Tepedino are eligible for an annual bonus. The purpose of the Firm Profit Participation Bonus Plan is to encourage and reward firm-wide collaboration and broad stewardship and to promote the financial success of the Company and the Operating Partnerships as well as succession planning for the future. For each calendar year, if the Company achieves a 17.5% or greater Adjusted Operating Income Margin, a bonus pool is funded by a percentage of the Company’s Adjusted Operating Income beyond predefined Adjusted Operating Income Margin thresholds. The bonus pool is equal to the sum of:

•

15% of the Adjusted Operating Income, if any, greater than that required to reach a 17.5% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 20.0%, plus

•

17.5% of the Adjusted Operating Income, if any, greater than that required to reach a 20.0% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 22.5%, plus

•

20% of the Adjusted Operating Income, if any, greater than that required to reach a 22.5% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 25.0%, plus

•

22.5% of the Adjusted Operating Income, if any, greater than that required to reach a 25.0% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 27.5%, plus

•	25.0% of the Adjusted Operating Income, if any, greater than that required to reach a 27.5% Adjusted Operating Income Margin.

For purposes of the Firm Profit Participation Bonus Plan, “Adjusted Operating Income” means the Company’s net operating income adjusted for interest income and expense and other income (including, without limitation, that relating to the sale of servicing rights, securitization profits under the Company’s Freddie Mac Program Plus Seller Servicer line of business and trading profits under the Company’s arrangements regarding Federal National Mortgage Association loans), all as determined in accordance with GAAP. For purposes of the Firm Profit Participation Bonus Plan, “Adjusted Operating Income Margin” means Adjusted Operating Income as a percentage of the Company’s revenue, all as determined in accordance with GAAP.

Allocation of Bonus Pool.    Members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company are eligible to participate in and receive a bonus payment under the Firm Profit Participation Bonus Plan (a “Firm Profit Participation Bonus”) with respect to services performed during the calendar year. In 2017, the Company’s Chief Executive Officer, Mark D. Gibson, President, Joe B. Thornton, Jr., and Executive Managing Directors Michael J. Tepedino, Matthew D. Lawton, Gerard T. Sansosti and Manuel

A. de Zárraga served as members of the Executive Committee and were eligible for Firm Profit Participation Bonuses. The Company’s Chief Financial Officer, Gregory R. Conley, the Company’s Chief Operating Officer, Nancy O. Goodson, former Chief Executive Officer, John H. Pelusi, Jr. as well as the Company’s director emeritus, John P. Fowler, are ad hoc members of the Executive Committee and are also eligible for such bonuses.

Payment of Profit Participation.    Subject to any applicable federal, state, local or other withholding taxes, Firm Profit Participation Bonuses will be paid within 30 days of the date on which the bonus pool is calculated by the Company’s Chief Financial Officer or his or her designee. The Board of Directors of the Company, or an appropriate committee thereof, may elect to pay up to two-thirds of the Firm Profit Participation Bonuses payable under the Firm Profit Participation Bonus Plan in the form of equity-based awards pursuant to the 2016 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee determined that its practice, starting with the 2015 awards and subject to the Compensation Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity, the latter to be vested over the course of three years, one-third of the award vesting each year beginning on the first anniversary of grant.

Administration.    The Firm Profit Participation Bonus Plan is administered by the Chief Executive Officer of the Company, provided that any Firm Profit Participation Bonuses to be paid to any executive officers of the Company must be approved in advance by the Board of Directors of the Company or an appropriate committee thereof. Any action of the Chief Executive Officer in administering the Firm Profit Participation Bonus Plan is final, conclusive and binding on all persons. Subject to the provisions of the Firm Profit Participation Bonus Plan, the Chief Executive Officer has the authority to:

•

determine the effect upon the Firm Profit Participation Bonus Plan and the Firm Profit Participation Bonuses, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event;

•

construe and interpret the Firm Profit Participation Bonus Plan and to make all other determinations, including determinations as to the eligibility of any employee, as he or she may deem necessary or advisable for the administration of the Firm Profit Participation Bonus Plan;

•	correct any defect or supply any omission or reconcile any inconsistency in the Firm Profit Participation Bonus Plan;

•	adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Firm Profit Participation Bonus Plan;

•

require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Firm Profit Participation Bonus Plan as a condition for receiving any benefits under the Firm Profit Participation Bonus Plan; and

•	prepare and distribute information explaining the Firm Profit Participation Bonus Plan to employees.

The Company will indemnify and hold harmless the Chief Executive Officer, each of its directors, officers, employees, affiliates and/or agents and the Chief Financial Officer (or his or her designee) from any liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of the Chief Executive Officer’s or Chief Financial Officer’s duties under the Firm Profit Participation Bonus Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

Amendment or Termination of Plan.    The Firm Profit Participation Bonus Plan may only be amended or terminated through a writing executed by the Company’s Board of Directors or any appropriate committee thereof.

The foregoing description of the Office Profit Participation Bonus Plan and the Firm Profit Participation Bonus Plan is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the

HFF LP Profit Participation Bonus Plan, the HFF Securities Profit Participation Bonus Plan and the HFF, Inc. Firm Profit Participation Bonus Plan. Copies of the HFF LP Profit Participation Bonus Plan, the HFF Securities Profit Participation Bonus Plan and the HFF, Inc. Firm Profit Participation Bonus Plan are filed as Exhibits 10.10, 10.11 and 10.12 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

GRANTS OF PLAN BASED AWARDS

Stock and cash awards were granted during the fiscal year ended December 31, 2017 to our NEOs pursuant to the 2016 Plan. As noted in the “Summary Compensation Table” and the related tables, portions of Messrs. Gibson’s, Conley’s, Thornton’s, Lawton’s and Tepedino’s 2017 profit participation bonuses and executive bonuses were paid in RSUs of Class A common stock of the Company. Such RSUs were granted in February 2018 and the related compensation costs are recognized, for financial reporting purposes, by the Company in 2017. Based on an accounting policy election, the expense associated with the stock component of Messrs. Gibson’s, Conley’s, Thornton’s, Lawton’s and Tepedino’s awards was recognized before the grant date of the award, due to the fact that the terms of the profit participation plans and Executive Bonus Plan, as the case may be, have been approved by the Company’s Board of Directors, Messrs. Gibson, Conley, Thornton, Lawton and Tepedino understood the requirements to earn the awards, the number of RSUs is not determined before the grant date and, finally, if the performance metrics are not met during the performance year, the award is not earned and therefore forfeited. Following the award in February 2018, the stock component expense was reclassified as stock compensation costs within personnel expenses, which will be reflected in the Company’s 2018 financial reports.

The following table sets forth certain information about awards granted to Messrs. Gibson, Conley, Thornton, Lawton and Tepedino during the fiscal year ended December 31, 2017 under the Company’s Office Profit Participation Bonus Plan, Firm Profit Participation Bonus Plan and Executive Bonus Plan for performance during the fiscal year ended December 31, 2016. The Company did not grant any stock options to NEOs in 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mark D. Gibson, Chief Executive Officer	February 14, 2017(3)	292,599	292,599	292,599	292,606	292,606	292,606
	February 14, 2017(4)	167,500	167,500	167,500	167,496	167,496	167,496
	February 14, 2017(5)	182,401	182,401	182,401	182,405	182,405	182,405
Gregory R. Conley, Chief Financial Officer	February 14, 2017(3)	87,500	87,500	87,500	87,497	87,497	87,497
	February 14, 2017(5)	112,500	112,500	112,500	112,513	112,513	112,513
Joe B. Thornton Jr., President	February 14, 2017(3)	292,599	292,599	292,599	292,606	292,606	292,606
	February 14, 2017(4)	160,000	160,000	160,000	159,997	159,997	159,997
	February 14, 2017(5)	182,401	182,401	182,401	182,405	182,405	182,405
Matthew D. Lawton, Executive Managing Director	February 14, 2017(3)	96,300	96,300	96,300	96,300	96,300	96,300
	February 14, 2017(4)	129,079	129,079	129,079	129,082	129,082	129,082
	February 14, 2017(5)	301,201	301,201	301,201	301,202	301,202	301,202
Michael J. Tepedino, Executive Managing Director	February 14, 2017(3)	96,300	96,300	96,300	96,300	96,300	96,300
	February 14, 2017(4)	189,000	189,000	189,000	189,014	189,014	189,014
	February 14, 2017(5)	301,201	301,201	301,201	301,202	301,202	301,202

(1)	The amount shown for each of “Threshold,” “Target” and “Maximum” is the same because it has already been determined and does not change based on future performance.

(2)	The awards reflected in these columns are subject to a grant letter with a three-year vesting schedule with one-third vesting on each of the first, second and third anniversary dates of the grant. The amount shown for each of “Threshold,” “Target” and “Maximum” is the same because it has already been determined and does not change based on future performance. The number of shares paid under each award in these columns was determined based upon a per-share price of $29.64, which was the closing price of our stock on the grant date.

(3)	The amounts in this row reflect awards made under the Executive Bonus Plan.

(4)	The amounts in this row reflect awards made under the Office Profit Participation Bonus Plan.

(5)	The amounts in this row reflect awards made under the Firm Profit Participation Bonus Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options and unvested stock awards or equity incentive plan awards held as of December 31, 2017 by the persons named in the table under “Summary Compensation Table.”

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gregory R. Conley	25,098	(2)	$1,220,767
Matthew D. Lawton	68,545	(3)	$3,334,029
Joe B. Thornton, Jr.	42,285	(4)	$2,056,742
Mike Tepedino	61,061	(5)	$2,970,007
Mark Gibson	42,755	(6)	$2,079,603

(1)	Computed as of December 31, 2017. The closing price of the Company’s Class A common stock on December 31, 2017 was $48.68.

(2)	Reflects unvested awards of (i) 5,624 RSUs to Mr. Conley in January 2014 related to his 2013 award with a remaining vesting term of two years on each of January 30, 2018 and January 30, 2019; (ii) 2,812 RSUs in February 2015 related to his 2014 award with a remaining vesting term of three years on each of February 18, 2018, February 18, 2019 and February 18, 2020; (iii) 5,109 RSUs in February 2016 related to his 2015 executive bonus award with a remaining vesting term of two years on each of February 17, 2018 and February 17, 2019; (iv) 3,000 RSUs in February 2016 related to his 2015 award with a remaining vesting term of four years on each of February 17, 2018, February 17, 2019, February 17, 2020 and February 17, 2021; (v) 2,952 RSUs in February 2017 related to his executive bonus award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020; and (vi) 3,796 RSUs in February 2017 related to his 2016 firm profit participation award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020. Also reflects 1,805 dividend RSUs in connection with dividends paid on February 13, 2015, February 19, 2016 and February 21, 2017.

(3)	Reflects unvested awards of (i) 19,443 RSUs to Mr. Lawton in January 2014 related to his 2013 award with a remaining vesting term of two years on each of January 30, 2018 and January 30, 2019; (ii) 5,357 RSUs in February 2015 related to his 2014 award with a remaining vesting term of three years on each of February 18, 2018, February 18, 2019 and February 18, 2020; (iii) 6,910 RSUs in February 2016 related to his 2015 executive bonus award with a remaining vesting term of two years on each of February 17, 2018 and February 17, 2019; (iv) 10,079 RSUs in February 2016 related to his 2015 firm profit participation award with a remaining vesting term of two years on each of February 17, 2018 and February 17, 2019; (v) 3,689 RSUs in February 2016 related to his 2015 office profit participation award with a remaining vesting term of two years on each of February 17, 2018 and February 17, 2019; (vi) 3,249 RSUs in February 2017 related to his 2016 executive bonus award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020; (vii) 10,162 RSUs in February 2017 related to his 2016 firm profit participation award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020; and (viii) 4,355 RSUs in February 2017 related to his 2016 office profit participation award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020. Also reflects 5,301 dividend RSUs in connection with dividends paid on February 13, 2015, February 19, 2016 and February 21, 2017.

(4)

Reflects unvested awards of (i) 13,820 RSUs to Mr. Thornton in February 2016 related to his 2015 executive profit participation bonus with a remaining vesting period of two years on each of January 30, 2018 and January 30, 2019; (ii) 6,028 RSUs in February 2016 related to his 2015 office profit participation award with a remaining vesting period of two years on each of February 18, 2018 and February 18, 2019; (iii) 9,872 RSUs in February 2017 related to his 2016 executive profit participation bonus with a remaining vesting period of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020; (iv) 6,154 RSUs in February 2016 related to his 2015 firm profit participation bonus with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020; and (v) 5,398 RSUs in February 2017 related to his 2016 office profit participation bonus with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020. Also reflects 1,013 dividend RSUs in connection with dividends paid on February 21, 2017.

(5)	Reflects unvested awards of (i) 14,840 RSUs to Mr. Tepedino in January 2014 related to his 2013 award with a remaining vesting term of two years on each of January 30, 2018 and January 30, 2019; (ii) 7,500 RSUs in February 2015 related to his 2014 award with a remaining vesting term of three years on each of February 18, 2018, February 18, 2019 and February 18, 2020; (iii) 6,772 RSUs in February 2016 related to his 2015 profit participation bonus with a remaining term of two years on each of February 17, 2018 and February 17, 2019; (iv) 7,739 RSUs in February 2016 related to his 2015 profit participation bonus with a remaining vesting term of two years on each of February 17, 2018 and February 17, 2019; (v) 3,249 RSUs in February 2017 related to his 2016 executive bonus award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020; (vi) 10,162 RSUs in February 2017 related to his 2016 firm profit participation award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020; and (vii) 6,377 RSUs in February 2017 related to his 2016 office profit participation award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020. Also reflects 4,422 dividend RSUs in connection with dividends paid on February 13, 2015, February 19, 2016 and February 21, 2017.

(6)	Reflects unvested awards of (i) 13,820 RSUs to Mr. Gibson in February 2016 related to his 2015 executive bonus award with a remaining vesting term of two years on each of February 17, 2018 and February 17, 2019; (ii) 6,235 RSUs in February 2016 related to his 2015 profit participation bonus with a remaining vesting term of two years on each of February 17, 2018 and February 17, 2019; (iii) 9,872 RSUs in February 2017 related to his 2016 executive bonus award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020; (iv) 6,154 RSUs in February 2017 related to his 2016 firm profit participation award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020; and (v) 5,651 RSUs in February 2017 related to his 2016 office profit participation award with a remaining vesting term of three years on each of February 14, 2018, February 14, 2019 and February 14, 2020. Also reflects 1,023 dividend RSUs in connection with dividends paid on February 21, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning option exercises and stock vested during the fiscal year ended December 31, 2017 by the persons named in the table under “Summary Compensation Table.”

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(6)
Gregory R. Conley	7,696	(1)	$232,085
Matthew D. Lawton	23,821	(2)	$716,793
Joe B. Thornton, Jr.	10,429	(3)	$320,379
Mike Tepedino	18,799	(4)	$566,064
Mark Gibson	10,539	(5)	$323,758

(1)

Includes (i) vesting of 2,813 RSUs on January 30, 2017, pursuant to a January 2014 grant of 11,250 RSUs related to his 2013 award; (ii) vesting of 938 RSUs on February 18, 2017, pursuant to a February 2015 grant of 3,750 RSUs related to his 2014 award; (iii) vesting of 750 RSUs on February 17, 2017, pursuant to a

February 2016 grant of 3,750 RSUs related to his 2015 award; (iv) vesting of 2,554 RSUs on February 17, 2017, pursuant to a February 2016 grant of 7,663 RSUs related to his 2015 executive bonus award; and (v) 641 shares of Class A common stock issued to Mr. Conley in connection with dividends paid on awards under the 2006 Plan or 2016 Plan of vested and unvested RSUs.

(2)	Includes (i) vesting of 9,722 RSUs on January 30, 2017, pursuant to January 2014 grant of 38,887 RSUs related to his 2013 award; (ii) vesting of 1,786 on February 18, 2017, pursuant to a February 2015 grant of 7,143 RSUs related to his 2014 award; (iii) vesting of 3,455 RSUs on February 17, 2017, pursuant to a February 2016 grant of 10,365 related to his 2015 executive bonus award; (iv) vesting of 5,039 RSUs on February 17, 2017, pursuant to a February 2016 grant of 15,118 RSUs related to his 2015 firm profit participation award; (v) vesting of 1,844 RSUs on February 17, 2017, pursuant to a February 2016 grant of 5,533 RSUs related to his 2015 office profit participation award; and (vi) vesting of 1,975 shares of Class A common stock issued to Mr. Lawton in connection with dividends paid on awards under the 2006 Plan or 2016 Plan of vested and unvested RSUs.

(3)	Includes (i) vesting of 6,910 RSUs on February 17, 2017, pursuant to a February 2016 grant of 20,730 RSUs related to his 2015 executive bonus award; (ii) vesting of 3,014 RSUs on February 17, 2017, pursuant to a February 2016 grant of 9,042 RSUs related to his 2015 office profit participation award; and (iii) vesting of 505 shares of Class A common stock issued to Mr. Thornton in connection with dividends paid on awards under the 2006 Plan or 2016 Plan of vested and unvested RSUs.

(4)	Includes (i) vesting of 7,421 RSUs on January 30, 2017, pursuant to a January 2014 grant of 29,682 RSUs related to his 2013 award; (ii) vesting of 2,500 RSUs on February 18, 2017, pursuant to a February 2015 grant of 10,000 RSUs related to his 2014 award; (iii) vesting of 3,386 RSUs on February 17, 2017, pursuant to a February 2017 grant of 10,158 RSUs related to his 2015 firm profit participation award; (iv) vesting of 3,870 RSUs on February 17, 2017, pursuant to a February 2016 grant of 11,609 RSUs related to his 2015 office profit participation award; and (v) vesting of 1,622 shares of Class A common stock issued to Mr. Tepedino in connection with dividends paid on awards under the 2006 Plan or 2016 Plan of vested and unvested RSUs.

(5)	Includes (i) vesting of 6,910 RSUs on February 17, 2017, pursuant to a February 2016 grant of 20,730 RSUs, related to his 2015 executive bonus award; (ii) vesting of 3,118 RSUs on February 17, 2017, pursuant to a February 2016 grant of 9,353 RSUs related to his 2015 office profit participation award; and (iii) vesting of 511 shares of Class A common stock issued to Mr. Gibson in connection with dividends paid on awards under the 2006 Plan or 2016 Plan of vested and unvested RSUs.

(6)	Values shown in this column are equal to the market price per share of the Company’s Class A common stock on the vesting date multiplied by the number of shares vesting on such date. The market price of the Company’s Class A common stock was $29.35 per share on January 30, 2017 and $30.72 per share on February 17, 2017, the last business day before Saturday, February 18, 2017, the date of vesting of certain RSUs.

DIRECTOR COMPENSATION

As described above, we do not provide director compensation to directors who are also our employees. In 2017, each non-employee director was paid a base annual cash retainer of $60,000, and the lead independent director, Ms. McAneny, was paid an additional annual retainer of $15,000. In 2017, the chair of the Audit Committee received an additional annual retainer of $15,000, the chair of the Compensation Committee received an additional annual retainer of $15,000 and the chair of the Nominating and Corporate Governance Committee received an additional annual retainer of $7,500.

Non-employee directors also receive an annual grant of RSUs based on the market value of the Company’s Class A common stock. In 2017, the non-employee directors received grants of RSUs with a grant date fair value of $75,000. The Company prohibits its directors, officers and employees from engaging in hedging or pledging transactions involving our stock.

All of the Company’s non-employee directors are currently compliant with the stock ownership guidelines of the Company which require that each non-employee director maintain ownership of the Company’s Class A common stock equal to three times the base annual retainer received by such director, to be achieved within a five-year timeframe.

We reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our Board of Directors or committees and up to $2,500 for continuing director education. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites. In addition to the payments described above, we allow voluntary deferral by our directors of up to 100% of the base annual cash retainer, committee fees and equity awards to a future date elected by the director. The deferred retainer and fees are deemed invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account.

The following table provides compensation information for the fiscal year ended December 31, 2017 for each member of our Board of Directors during 2017 other than Messrs. Gibson and Thornton, our employee directors, and Mr. Fowler, director emeritus, all of whom do not receive any compensation for their service on the Board. Compensation information for Messrs. Gibson and Thornton are described beginning on page 23 under “Compensation Discussion and Analysis.” For further information regarding our director compensation policy, see “Corporate Governance — Director Compensation” in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Deborah H. McAneny	82,500	74,985	—	—	—	157,485
Susan P. McGalla	60,000	74,985	—	—	—	134,985
George L. Miles, Jr.	75,000	74,985	—	—	—	149,985
Morgan K. O’Brien	60,000	74,985	—	—	—	134,985
Lenore M. Sullivan	75,000	74,985	—	—	—	149,985
Steven Wheeler	60,000	74,985	—	—	—	134,985

(1)	Includes a base annual retainer for each outside director of $60,000, an additional retainer for our lead independent director, Ms. McAneny, of $15,000, an additional annual retainer for the chair of the Audit Committee, Mr. Miles, of $15,000, an additional annual retainer for the chair of the Compensation Committee, Ms. Sullivan, of $15,000 and an additional annual retainer for the chair of the Nominating and Corporate Governance Committee, Ms. McAneny, of $7,500.

(2)

The amounts in this column represent the grant-date fair value of RSU awards issued by the Company. Pursuant to our director compensation policy, each of Ms. McAneny, Ms. McGalla, Mr. Miles, Ms. Sullivan, Mr. Wheeler, and Mr. O’Brien was awarded 2,433 RSUs, valued at the fair market value of our Class A common stock ($30.82) on the award date of May 25, 2017, for a total value of $74,985. All of these RSUs were fully vested as of the grant date.

(3)	At December 31, 2017, Ms. McAneny held unexercised options to purchase an aggregate 5,825 shares of our Class A common stock, Ms. McGalla held unexercised options to purchase an aggregate 7,335 shares of our Class A common stock (which option was exercised on April 19, 2018, as disclosed on Form 4 filed on April 23, 2018) and Mr. Wheeler held unexercised options to purchase an aggregate of 6,494 shares of our Class A common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock by (1) each person known to us to beneficially own more than 5% of our voting securities, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group. Unless otherwise specified, the information is as of April 17, 2018 and all shares are directly held.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Beneficial Owner(1)	Class A Common Stock
	Number	Percentage(2)
John P. Fowler(3)	197,594	*
Mark D. Gibson(4)	402,028	1.0%
Deborah H. McAneny(5)	62,891	*
Susan P. McGalla(5)	38,707	*
George L. Miles, Jr.	58,210	*
Lenore M. Sullivan	62,126	*
Joe B. Thornton, Jr.(6)	410,512	1.0%
Steven E. Wheeler(5)	29,608	*
Morgan K. O’Brien	13,866	*
Gregory R. Conley(7)	43,127	*
Nancy O. Goodson(8)	35,504	*
Matthew D. Lawton(9)	193,622	*
Gerard T. Sansosti(10)	57,744	*
Manuel A. de Zárraga(11)	181,497	*
Michael J. Tepedino(12)	62,821	*
Kevin C. MacKenzie(13)	56,549
Directors and executive officers as a group(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)	1,906,406	4.9%
BlackRock, Inc.(14)	4,550,146	11.6%
The Vanguard Group(15)	3,988,582	10.2%
Kayne Anderson Rudnick Investment Management LLC(16)	5,897,790	15.1%

*	Less than 1%.

(1)	The address of each beneficial owner in the table above (unless otherwise indicated) is c/o HFF, Inc., One Victory Park, 2323 Victory Avenue, Suite 1200, Dallas, Texas 75219.

(2)	Percentages are derived based upon 39,102,820 shares of Class A common stock outstanding as of April 17, 2018.

(3)	John P. Fowler serves as Director Emeritus on the Board of Directors of the Company. Does not include 8,533 RSUs granted to Mr. Fowler that will not be vested within 60 days.

(4)	Does not include 47,131 RSUs granted to Mr. Gibson that will not be vested within 60 days.

(5)	Includes unexercised options to purchase an aggregate 5,825 shares of our Class A common stock held by Ms. McAneny, unexercised options to purchase an aggregate 7,335 shares of our Class A common stock held by Ms. McGalla and unexercised options to purchase an aggregate of 6,494 shares of our Class A common stock held by Mr. Wheeler, in each case which are vested or will become vested within 60 days.

(6)	Does not include 46,738 RSUs granted to Mr. Thornton that will not be vested within 60 days.

(7)	Does not include 21,070 RSUs granted to Mr. Conley that will not be vested within 60 days.

(8)	Does not include 15,520 RSUs granted to Ms. Goodson that will not be vested within 60 days.

(9)	Does not include 58,037 RSUs granted to Mr. Lawton that will not be vested within 60 days.

(10)	Does not include 41,115 RSUs granted to Mr. Sansosti that will not be vested with 60 days.

(11)	Does not include 56,959 RSUs granted to Mr. de Zárraga that will not be vested with 60 days

(12)	Does not include 56,604 RSUs granted to Mr. Tepedino that will not be vested with 60 days.

(13)	Mr. MacKenzie became executive managing director on January 2, 2018. Does not include 80,532 RSUs granted to Mr. MacKenzie that will not be vested with 60 days.

(14)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2018 by BlackRock, Inc. and its subsidiaries, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors (which beneficially owns 5% or greater of the outstanding shares of our Class A Common Stock), BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Japan Co Ltd. The address of each reporting person is 55 East 52nd Street, New York, NY 10055.

(15)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on March 12, 2018 by The Vanguard Group and its wholly-owned subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of each reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

(16)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2018 by Kayne Anderson Rudnick Investment Management LLC. The address of the reporting person is 1800 Avenue of the Stars, 2 Floor, Los Angeles, CA 90067.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described below were each filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the following descriptions of each of these agreements are qualified by reference thereto.

Reorganization Transactions

Upon the consummation of our initial public offering, pursuant to a sale and merger agreement, HFF, Inc. contributed the net proceeds raised in the offering to HoldCo LLC, its wholly-owned subsidiary. In consideration for the net proceeds from the offering and one share of Class B common stock, HFF Holdings sold all of the shares of Holliday GP, which is the sole general partner of each of the Operating Partnerships, and approximately 45% of the partnership units in each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP), to HoldCo LLC. HFF Holdings used approximately $56.3 million of the sale proceeds to repay all outstanding borrowings under HFF LP’s credit agreement. Accordingly, we did not retain any of the proceeds from the offering.

In addition to cash, HFF Holdings also received an exchange right that permitted HFF Holdings to exchange interests in the Operating Partnerships for shares of our Class A common stock (the “Exchange Right”) and rights under a tax receivable agreement between HFF, Inc. and HFF Holdings.

Tax Receivable Agreement

Pursuant to the terms of the Exchange Right, partnership units in HFF LP and HFF Securities held by Holdings Sub, HFF Holdings’ wholly-owned subsidiary, were sold to HoldCo LLC, our wholly-owned subsidiary, for cash raised in the initial public offering. Additional partnership units in HFF LP and HFF Securities held by HFF Holdings through Holdings Sub have since been exchanged by HFF Holdings for shares of our Class A common stock on the basis of two partnership units, one of each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. As of August 31, 2012, HFF Holdings had exchanged all of the remaining partnership units in each of the Operating Partnerships for shares of Class A common stock of the Company, pursuant to the Exchange Right, and as of August 31, 2012 and continuing through the date of this Proxy Statement, HFF, Inc., through its wholly owned subsidiaries, holds 100% of the partnership units in the Operating Partnerships and is the sole equity holder of the Operating Partnerships. HFF LP and HFF Securities made an election under Section 754 of the Code effective for the taxable year in which the initial sale of partnership units occurred and have kept that election in effect for each taxable year in which an exchange of partnership units for shares has occurred. The initial sale and subsequent exchanges produced increases to the tax basis of the assets owned by HFF LP and HFF Securities at the time of the initial public offering and at the time of each exchange of partnership units. This increase in tax basis was allocated to us and allows us to reduce the amount of tax payments to the extent we have future taxable income.

Upon the consummation of the Company’s initial public offering, the Company entered into a tax receivable agreement with HFF Holdings that provides for the payment by the Company to HFF Holdings of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of the increase in tax basis of the assets owned by HFF LP and HFF Securities and as a result of certain other tax benefits arising from our entering into the tax receivable agreement and making payments under that agreement. As members of HFF Holdings, each of Mark D. Gibson, the current Chief Executive Officer of the Company and Joe B. Thornton, Jr., President of the Company and Managing Member of the Operating Partnerships, each a member of the Company’s board of directors and a capital markets advisor of the Operating Partnerships, Michael D. Lawton, Gerald T. Sansosti and Miguel A. de Zárraga and Michael J. Tepedino, each an Executive Managing Director of the Company and a capital markets advisor of the Operating Partnerships and John Fowler, a current director emeritus of the Company’s board of directors and a capital markets advisor of the Operating Partnerships, was entitled to participate in such payments, in each case on a pro rata basis based upon such person’s ownership of interests in each series of tax receivable payments created by the initial public offering or subsequent exchange of Operating Partnership units. During the third quarter of 2017, Messrs. Gibson, Thornton, Fowler, Lawton, Sansosti, de Zárraga and Tepedino received payments of $1.1 million, $1.1 million, $0.9 million, $0.3 million, $0.5 million, $0.3 million and $0.2 million in connection with the Company’s payment of $11.2 million to HFF Holdings under the tax receivable agreement. During the third quarter of 2016, Messrs. Gibson, Thornton, Fowler, Lawton, Sansosti, de Zárraga and Tepedino received payments of $0.8 million, $0.8 million, $0.7 million, $0.2 million, $0.4 million, $0.2 million and $0.2 million in connection with the Company’s payment of $10.8 million to HFF Holdings under the tax receivable agreement. The Company will retain the remaining 15% of cash savings, if any, in income tax that it realizes. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing the Company’s actual income tax liability to the amount of such taxes that it would have been required to pay had there been no increase to the tax basis of the assets of HFF LP and HFF Securities allocable to the Company as a result of the initial sale and later exchanges and had the Company not entered into the tax receivable agreement. The term of the tax receivable agreement commenced upon consummation of our initial public offering and will continue until all such tax benefits have been utilized or have expired.

Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other tax benefits arising under the tax receivable agreement, HFF Holdings will not reimburse us for any payments previously made if such basis increases or other benefits were later not allowed. As a result, in such circumstances we could make payments to HFF Holdings under the tax receivable agreement in excess of our actual cash tax savings.

While the actual amount and timing of payments under the tax receivable agreement depends upon a number of factors, including the amount and timing of taxable income generated in the future, changes in future tax rates, the value of individual assets, the portion of the Company’s payments under the tax receivable agreement constituting imputed interest and increases in the tax basis of the Company’s assets resulting in payments to HFF Holdings, the Company has estimated that the payments that will be made to HFF Holdings will be $11.8 million and has recorded this obligation to HFF Holdings as a liability on the consolidated balance sheet as of December 31, 2017. During the year ended December 31, 2017, the tax rates used to measure the deferred tax assets were updated, which resulted in a decrease of deferred tax assets of $41.8 million which resulted in a decrease in the payable under the tax receivable agreement of $39.2 million. To the extent the Company does not realize all of the tax benefits in future years, this liability to HFF Holdings may be reduced.

In conjunction with the filing of the Company’s 2016 federal and state tax returns in 2017, the benefit for 2016 relating to the Section 754 basis step-up was finalized resulting in $13.2 million in tax benefits realized by the Company. As discussed above, the Company is required to remit to HFF Holdings 85% of any such cash savings in federal and state tax. As such, during August 2017, the Company paid $11.2 million to HFF Holdings under this tax receivable agreement and, as a result, Messrs. Fowler, Gibson, Thornton, Lawton, Sansosti, de Zárraga and Tepedino received payments in connection with the tax receivable agreement in 2017. As of March 31, 2018, we have made payments to HFF Holdings pursuant to the terms of the tax receivable agreement in an aggregate amount of approximately $85.5 million.

Operating Partnership Agreements

As of August 31, 2012, HFF Holdings had exchanged all of its remaining partnership units in each of the Operating Partnerships for shares of Class A common stock of the Company pursuant to the Exchange Right. As of August 31, 2012, and continuing through the filing date of this Proxy Statement, HFF, Inc. through its wholly-owned subsidiaries, holds 100% of the partnership units in the Operating Partnerships and is the only equity holder of the Operating Partnerships. The HFF LP and HFF Securities partnership agreements (including amendments thereto), under which HFF Holdings (through its wholly-owned subsidiary Holdings Sub) was a party prior to August 31, 2012, are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Affiliate Receivables

The Company had no material receivables or payables with affiliates during the years ended December 31, 2017 and 2016.

Independent Directors

The Board of Directors has determined that the following directors are independent under the independence standards promulgated by the NYSE: Deborah H. McAneny, Susan P. McGalla, George L. Miles, Jr., Lenore M. Sullivan, Steven E. Wheeler and Morgan K. O’Brien. In making its determinations regarding director and director nominee independence, the Board of Directors considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s or director nominee’s service as a director;

•	transactions between the Company, on the one hand, and the directors and director nominees and their respective affiliates, on the other hand;

•	transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant;

•	stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors and director nominees with respect to common involvement with for-profit and non-profit organizations.

For a portion of 2017, Ms. McAneny’s son was employed by the Company and was not an executive officer. Ms. McAneny’s son’s compensation and other terms of employment were determined on a basis consistent with the Company’s human resources policies. Based on the foregoing, the Board of Directors determined that relationship did not preclude a finding of independence for Ms. McAneny.

EXECUTIVE OFFICERS

The current executive officers of the Company are as follows:

Mark D. Gibson, Chief Executive Officer.    Mr. Gibson is described above as a director.

Joe B. Thornton, Jr., President.    Mr. Thornton is described above as a director.

Gregory R. Conley, Chief Financial Officer.    Mr. Conley serves as the Chief Financial Officer for HFF, Inc. Mr. Conley joined HFF, LP in October 2006. Working out of the firm’s Pittsburgh office, Mr. Conley is responsible for all areas of financial accounting and reporting for the Company and its 26 offices in the United States and United Kingdom. He served as a member of HFF LP’s operating committee when it was the governing committee, from 2006 to 2010 and has served as a non-voting member of the executive committee of HFF LP since 2010. Prior to joining HFF LP, from 1998 through mid-2006, Mr. Conley was an executive vice president and CFO with Precise Technology, Inc. and its successor, Rexam Consumer Plastics, Inc. Precise Technology, Inc. was a plastics packaging business and a portfolio company of Code Hennessy & Simmons. Between 1986 and early 1998, Mr. Conley served as a consultant in various leadership positions with national consulting firms that eventually became part of Navigant Consulting, Inc., including Barrington Consulting Group, Inc. and Peterson & Company. Mr. Conley began his career in public accounting with Ernst & Young LLP. He earned an M.B.A. from the University of Pittsburgh and a B.S. from Duquesne University. Age: 57

Nancy O. Goodson, Chief Operating Officer.    Ms. Goodson has previously held the same position at HFF LP and its predecessor companies since 1993. She has served as a member of the operating committee of HFF Holdings since 2003. She also served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to 2010 and has served as an ad hoc member of the executive committee of HFF LP since 2010. Working out of the firm’s Houston office, Ms. Goodson is responsible for the overall direction of the firm’s 26 offices in the United States and United Kingdom, with a specific focus on the oversight of administrative functions and loan servicing aspects of the Company. Prior to joining HFF in 1993, she spent seven years as a controller at Beeler Sanders Properties in Houston. She is a member of CREW Houston and is a member of the Board of Trustees and Treasurer of First United Methodist Church in Missouri City, Texas. She received her B.B.A. from Southwest Texas State University. Age: 60

Matthew D. Lawton, Executive Managing Director.    Mr. Lawton became an executive managing director of HFF, Inc. in April 2014. Mr. Lawton has served on HFF LP’s executive committee since 2014. As an executive committee member, Mr. Lawton is responsible for the overall direction of the firm’s 26 offices in the United States and United Kingdom. In addition to his duties as a member of HFF’s executive committee and Leadership Team, Mr. Lawton serves as an executive managing director of HFF LP, a position he has held since 2009, and also co-heads the Firm’s investment sales group. Mr. Lawton joined HFF LP in 2001. He serves as an executive committee member for the National Multifamily Housing Council (NMHC) and an advisory board member of the Mandel Group. Mr. Lawton received his Bachelor of Arts in Economics and Business from Tulane University in New Orleans. Age: 59

Michael J. Tepedino, Executive Managing Director.    Mr. Tepedino became an executive managing director of HFF, Inc. on January 1, 2016. Mr. Tepedino is a member of the executive committee and leadership team with management oversight of the New York, New Jersey, Philadelphia and Washington, D.C. offices. As an executive committee member, Mr. Tepedino is responsible for the overall direction of the firm’s 26 offices in the United States and United Kingdom. He serves a wide variety of institutional and entrepreneurial clients on a national basis. For the period from 2008 to 2018, he closed more than $24 billion of transactions and is routinely one of the Company’s leading producers. Mr. Tepedino has been in the real estate industry since 1987, when he began his career at Travelers Insurance Company. He entered the intermediary business in 1993 at Legg Mason Real Estate Services where he was a Director until joining HFF, Inc. in 1997. He serves as a member of Rye YMCA and a board member of Stamford Peace. Mr. Tepedino received his Master of Business Administration from Fordham University and his Bachelor of Arts from Skidmore College. Age: 54

Gerard T. Sansosti, Executive Managing Director.    Mr. Sansosti became an executive managing director of HFF, Inc. in January 2009. Mr. Sansosti has served on HFF LP’s executive committee since January 2014. As an executive committee member, Mr. Sansosti is responsible for the overall direction of the firm’s 26 offices in the United States and United Kingdom. In addition to his duties as a member of HFF’s executive committee and Leadership Team, Mr. Sansosti also co-heads the Firm’s debt placement and loan sales groups. Mr. Sansosti has more than 33 years of experience in commercial real estate, including finance and investment sales. Mr. Sansosti joined HFF LP in 1998, and prior to that he was a principal at PNS Realty Partners, L.P. He is an active member of the International Council of Shopping Centers, Urban Land Institute, NAIOP, Mortgage Bankers Association and the Commercial Real Estate Finance Council (CREF-C). Mr. Sansosti received his Master of Business Administration from Duquesne University and his Bachelor of Science from Carnegie Mellon University. Age: 56

Manuel A. de Zárraga, Executive Managing Director.    Mr. de Zárraga has served on HFF LP’s executive committee since 2014. As an executive committee member, Mr. de Zárraga is responsible for the overall direction of the firm’s 26 offices in the United States and United Kingdom. In addition to his duties as a member of HFF’s executive committee and Leadership Team, Mr. de Zárraga serves as co-leader of the Firm’s investment advisory group and its special assets group. Mr. de Zárraga joined HFF in 2002. Prior to that he was a principal and managing director at Sonnenblick-Goldman Company for 14 years and served on the firm’s operating committee. Mr. de Zárraga is an active member of the International Council of Shopping Centers and Urban Land Institute. Additionally, he serves as a board chairman for Habitat for Humanity and is a member of the Real Estate Board for the University of Miami Business School and the Florida State University Business School. Mr. de Zárraga received his Master of Business Administration and Bachelor of Science in Civil Engineering from the University of Miami. Age: 57

Kevin C. MacKenzie, Executive Managing Director.    Effective January 2, 2018 Mr. MacKenzie became an executive managing director in the Orange County office of HFF. Mr. MacKenzie has more than 14 years of experience in commercial real estate investment banking. He specializes in the execution and expansion of the firm’s capital markets platform through the representation of institutional and private owners of institutional-grade commercial real estate properties throughout the United States. As a member of the HFF Executive Committee, Mr. MacKenzie is responsible for the overall direction of the firm’s 26 offices, as well as the day to day operations of the Orange County office. During the course of his career, Mr. MacKenzie has executed in excess of 550 transactions totaling more than $15 billion in consideration, across all property sectors and regions of the United States. Mr. MacKenzie joined the firm in March 2004. Prior to HFF, he worked in strategic finance and business development roles at various venture capital-backed technology companies in Silicon Valley. During his tenure in the technology industry, Mr. MacKenzie played a key role in raising more than $250 million in venture capital from prominent firms, including Kleiner Perkins Caufield and Byers and Benchmark Capital. Mr. MacKenzie currently serves as a member of the Dean’s Advisory Council for California Polytechnic State University and is an active member of the Urban Land Institute SSDC national council, as well as local Capital Markets Councils in Orange County and Los Angeles. Mr. MacKenzie received his Bachelor of Science from California Polytechnic State University. Age: 40

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on the review of the copies of Securities and Exchange Commission forms received by the Company with respect to fiscal year 2017, or written representations from reporting persons, we believe that our directors and executive officers have complied with all applicable filing requirements except for the following:

•	Deborah H. McAneny filed a Form 4 on June 15, 2017 for transactions that occurred on November 15, 2016;

•	Lenore M. Sullivan filed a Form 4 on June 14, 2017 for transactions that occurred on November 10, 2015;

•	Nancy O. Goodson filed a Form 4 on May 2, 2017 for transactions that occurred on February 17, 2017, February 18, 2017 and February 21, 2017;

•	Gregory R. Conley filed a Form 4 on May 2, 2017 for transactions that occurred on February 17, 2017, February 18, 2017 and February 21, 2017;

•	Michael J. Tepedino filed a Form 4 on May 2, 2017 for transactions that occurred on February 17, 2017, February 18, 2017 and February 21, 2017;

•	John P. Fowler filed a Form 4 on May 2, 2017 for transactions that occurred on February 17, 2017 and February 21, 2017;

•	Gerard T. Sansosti filed a Form 4 on May 2, 2017 for transactions that occurred on February 17, 2017 and February 21, 2017;

•	Manuel de Zárraga filed a Form 4 on May 2, 2017 for transactions that occurred on February 17, 2017, February 18, 2017 and February 21, 2017;

•	Joe B. Thornton, Jr. filed a Form 4 on May 2, 2017 for transactions that occurred on February 17, 2017 and February 21, 2017;

•	Mark D. Gibson filed a Form 4 on May 2, 2017 for transactions that occurred on February 17, 2017 and February 21, 2017;

•	Matthew D. Lawton filed a Form 4 on May 2, 2017 for transactions that occurred on February 17, 2017, February 18, 2017 and February 21, 2017;

AUDIT FEES

Fees for audit services provided by Ernst & Young LLP totaled approximately $1.7 million for fiscal year 2017 and $1.4 million for fiscal year 2016. Audit service fees include fees associated with the annual audit and other audit and attest services related to regulatory filings.

AUDIT-RELATED FEES

Fees for audit-related services provided by Ernst & Young LLP totaled approximately $0.2 million for fiscal year 2017 and $0.1 million for fiscal year 2016. These fees were associated with the attestation related to loan servicing and investment sales services supported by an information technology application.

TAX FEES

Fees for tax compliance or tax advice and tax planning services totaled approximately $0.4 million for fiscal year 2017 and $0.2 million for fiscal year 2016.

ALL OTHER FEES

No professional accounting services were rendered or fees billed for other services not included above in fiscal years 2017 and 2016.

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of all audit and non-audit services provided by the independent auditors. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, HFF, Inc., One Victory Park, 2323 Victory Avenue, Suite 1200, Dallas, Texas 75219, Telephone: (713) 852-3500, E-mail: InvestorRelations@hfflp.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Nancy O. Goodson

Chief Operating Officer and Secretary

ANNEX A

Use of Non-GAAP Measures

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts, and (vi) the increase or decrease in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs, and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A-1

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for twelve months ended December 31, 2017 and 2016:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Twelve Months Ended December 31,
	2017	2016
Net income	$94,960	$77,195
Add:
Interest expense	21	42
Income tax expense	106,768	51,036
Depreciation and amortization	17,001	11,834
Stock-based compensation(a)	17,385	12,310
Valuation of mortgage servicing rights	(33,455)	(19,892)
Increase (decrease) in payable under the tax receivable agreement	(39,212)	1,025

Adjusted EBITDA	$163,468	$133,550

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s Firm Profit Participation Plan or Office Profit Participation Plans and effective January 1, 2015, the Company’s executive bonus plan (the “Executive Bonus Plan” and collectively, the “Plans”) that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of comprehensive income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its Plans. Stock-based compensation expense for the years ended December 31, 2017 and 2016 reflects $3.3 million and $4.1 million respectively, of expense recognized during such period that was associated with RSUs granted in the first quarter of each respective year under the Plans in respect of 2016 activity. See Note 3 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission for further information regarding the Company’s stock compensation.

A-2

ANNUAL MEETING OF STOCKHOLDERS OF

HFF, INC.

MAY 24, 2018

Proxy Voting Instructions

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2018: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205281&p=proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

ITEM 1. ELECTION OF DIRECTORS			NOMINEES
☐	FOR ALL NOMINEES	☐	Susan P. McGalla
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Lenore M. Sullivan
☐	FOR ALL EXCEPT (See instructions below)	☐	Morgan K. O’Brien

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the square next to each nominee you wish to withhold, as shown here: ∎

ITEM 2. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 3. RATIFICATION OF INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 4. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3, AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER MATTERS.

NOTE: PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THIS PROXY. When shares are held jointly, each holder should sign. When signing as executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder	Date

Signature of Stockholder	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

HFF, INC

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 24, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of common stock of HFF, Inc., a Delaware corporation, hereby appoints Mark D. Gibson, Gregory R. Conley and Nancy O. Goodson with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of common stock of HFF, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at One International Place, 100 Oliver Street, 40th Floor, Boston, Massachusetts 02110-2605 on May 24, 2018 at 8:00 a.m. (Eastern Daylight Time), and at any and all adjournments and postponements thereof, as follows:

SEE REVERSE SIDE

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)